Exhibit 10.14

As of December 11, 2003

PLATINUM STUDIOS LLC
c/o William Morris Agency
One William Morris Place
Beverly Hills, CA 90212
Attn: Alan Gasmer

Re:	"UNIQUE" / PLATINUM STUDIOS LLC / OPTION /ACQUISITION OF
RIGHTS

Gentlemen:

Reference is hereby made to the agreement ("Agreement") dated as of December 11, 2003, between WALT DISNEY PICTURES ("WDP") and PLATINUM STUDIOS LLC ("Owner") for WDP's option to acquire all right, title and interest in and to the unpublished graphic novel written and owned by Owner entitled "UNIQUE" (formerly entitled "JAUNT") in connection with a possible Motion Picture based thereon tentatively entitled "UNIQUE" (the "Picture").

WDP shall have no obligation to perform pursuant to this side letter ("Side Letter") unless and until: (i) WDP receives an executed original of this Side Letter and the Agreement, in form and substance acceptable to WDP and (ii) the Conditions Precedent set forth in Paragraph 1 of the Agreement have been satisfied.

Based on the unique circumstances presented and in consideration of the mutual covenants and agreements contained in the Agreement, the parties hereby agree as follows on a non-precedential basis:

1.
Reference is made to Paragraph 2.2.a. of the Agreement. Notwithstanding anything to the contrary therein, WDP hereby acknowledges and agrees that the Initial Option Period shall end twenty-four (24) months following the earlier to occur of: (a) satisfaction of the Conditions Precedent set forth in Paragraph 1 of the Agreement or (b) the date on which WDP pays Michael Cooney for the commencement of his writing services in connection with the Picture.

2.	Reference is made to Paragraph 3.1.c. of the Agreement, which is hereby deleted in its entirety and replaced with the following new Paragraph 3.1.c.:

"c.	Television Series.

(i)
If either: (A) 25,000 or more units of the Property are sold as a graphic novel (provided that Owner submits documentation substantiating such amount in form and substance acceptable to WDP in its sole discretion) prior to commencement of principal photography of the Picture or (B) the Property is listed among the top 200 titles on ICv2's Top 300 Comics Actual Index (www.lcv2.com) during any month prior to the commencement of principal photography of the Picture, and the Picture is produced and released as a feature-length Theatrical Motion Picture, then the following royalties are payable for each episode of a television series based upon the Picture, as produced for a particular broadcast season:

Primetime Network (i.e., ABC, CBS or NBC)

Running Time	Payment

30 minutes (or less)	$2,250
60 minutes (or less, but in excess	$2,750
of 30 minutes)
90 minutes (or more)	$3,250

Non- Primetime Network or Non-Network

Running Time	Payment

30 minutes (or less)	$1,125
60 minutes (or less, but in excess	$1,375
of 30 minutes)
90 minutes (or more)	$1,625

(ii)
If: (A) 25,000 units of the Property are not sold as a graphic novel prior to commencement of principal photography of the Picture or (B) the Property is not listed among the top 200 titles on ICv2's Top 300 Comics Actual Index (www.lcv2.com) during any month prior to the commencement of principal photography of the Picture, and the Picture is produced and released as a feature-length Theatrical Motion Picture, then, in lieu of the television series royalties set forth in Paragraph 3.1.c(i) above, the following royalties are payable for each episode of a television series based upon the Picture, as produced for a particular broadcast season:

Primetime Network (i.e., ABC, CBS or NBC)

Running Time	Payment

30 minutes (or less)	$750
60 minutes (or less, but in excess	$1,250
of 30 minutes)
90 minutes (or more)	$1,750

Non- Primetime Network or Non-Network

Running Time	Payment

30 minutes (or less)	$375
60 minutes (or less, but in excess	$625
of 30 minutes)
90 minutes (or more)	$875	"

3.	Alternative Production Source Credit. Reference is made to Paragraph 4. of the Agreement. The following shall be added as Paragraph 4.4 thereto:

"4.4
Alternative Production Source Credit. Provided: (a) the Property is listed on the Diamond Comic Distributors, Inc. U.S. preview catalog prior to commencement of principal photography on any direct-to-video motion picture, television motion picture and/or television series produced hereunder which is substantially based on the Property (each an "Alternative Production"); and (b) Owner is not in breach or default hereunder, then subject to network approval, any applicable guild and/or union restrictions and WDP's standard exclusions and exceptions (including artwork title exceptions), WDP shall accord Owner source credit in connection with any such Alternative Production produced by WDP hereunder, as follows:

(i)
On Screen. On a separate card (which card may be shared in WDP's sole discretion with other source material on which the Alternative Production is based), in the main titles if any other non-cast member (excluding financier[s] or distributor[s] of the Picture and WDP's presentation credit) is accorded credit in the main titles (otherwise in the end titles), below or after the title, in substantially the form of "Based on the Platinum Studios comic book created by Scott Mitchell Rosenberg," or if the title of the Alternative Production is materially different from that of the Property, then said credit shall be substantially in the form of 'Based on the Platinum Studios comic book `Unique' created by Scott Mitchell Rosenberg" in an average size of type not less than the larger of: (i) fifty percent (50%) of the average size of type of the title of the Alternative Production on screen or (ii) one hundred percent (100%) of the average size of type utilized to accord credit the screenwriter credit on screen.

(ii)
Paid Ads. In paid ads issued or controlled by WDP, in the billing block portion only, if any, (i.e., if such otherwise applicable paid ad does not have a billing block, Owner shall not be entitled to receive credit in such paid ad), below or after the regular ie., not artwork) title of the Alternative Production, in substantially the form of "Based on the comic book by Scott Mitchell Rosenberg," or if the title of the Picture is materially different from that of the Property, then said credit shall be substantially in the form of "Based on `Unique' by Scott Mitchell Rosenberg" in an average size of type not less than the larger of: (i) thirty-five percent (35%) of the average size of the regular i.e., not artwork) title of the Alternative Production in such billing block or (ii) one hundred percent (100%) of the average size of type utilized to accord the screenwriter credit in such billing block. If the regular billing block is used in the jacket of the videocassette or video disc (i.e., if such otherwise applicable videocassette and/or video disc does not have a billing block, Owner shall not be entitled to receive credit in such videocassette and/or video disc), Owner's name shall appear as part of the regular billing block of said videocassette and/or video disc.

(iii)
Excluded Ads: In the billing block portion only, if any, of any so-called excluded ads issued or controlled by WDP in which the screenwriter is accorded credit in such billing block (i.e., if such otherwise applicable excluded ad does not have a billing block, then Artist shall not be entitled to receive credit in such excluded ad), below or after the regular (i.e., not artwork) title of the Alternative Production in such billing block, in substantially the form "Based on the comic book by Scott Mitchell Rosenberg," or if the title of the Picture is materially different from that of the Property, then said credit shall be substantially in the form of "Based on `Unique' by Scott Mitchell Rosenberg," in an average size of type not less than the larger of: (i) thirty-five percent (35%) of the average size of type of the regular (i.e., not artwork) title of the Picture in such billing block; or (ii) one hundred percent (100%) of the average size of type utilized to accord the screenwriter credit in such billing block. Notwithstanding the foregoing, Artist shall not be entitled to receive credit in congratulatory, nomination and/or award ads in which only the person(s) so recognized receive credit, special ads, ads specially exempted by Paragraphs 8-203d., 8-203f. and 8-203g. of the DGA Basic Agreement, ads announcing a personal appearance, radio ads and the audio portion of teasers, trailers and television ads."

Except as expressly set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect and may not be modified except by a writing executed by all parties to the Agreement. Capitalized terms not defined herein shall have the same meaning as set forth in the Agreement.

Please confirm the foregoing as accurately reflecting the agreement and understanding of the parties by signing in the space provided below.

Very truly yours,

WALT DISNEY PICTURES

By:	/s/ Douglas A. Carter
DOUGLAS A. CARTER
Its:	SENIOR VICE PRESIDENT
BUSINESS AFFAIRS

ACCEPTED AND AGREED:

PLATINUM STUDIOS, LLC
By: Scott Rosenberg

Its: Chairman

DATE:	As of December 11, 2003
"UNIQUE" / PLATINUM
SUBJECT:	STUDIOS LLC/ OPTION /
ACQUISITION OF RIGHTS

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement ("Agreement") dated as of December 11, 2003, sets forth the terms of the agreement between WALT DISNEY PICTURES ("WDP") and PLATINUM STUDIOS LLC ("Owner") for WDP's option to acquire all right, title and interest in and to the unpublished graphic novel written and owned by Owner entitled "UNIQUE" (formerly entitled "JAUNT") (the "Property," as more fully defined in Paragraph 14.11 below) (subject to Owner's reserved rights as set forth in Paragraph 6. below) in connection with a possible Motion Picture based thereon tentatively entitled "UNIQUE" (the "Picture").

1.	CONDITIONS PRECEDENTWDP shall have no obligation to perform under this Agreement unless and until:

1.1	WDP receives an executed original of this Agreement including all attachments hereto (in form and substance acceptable to WDP);

1.2
WDP receives an executed agreement (in form and substance acceptable to WDP) between WDP and David Goyer ("Goyer") (or his loan-out company) for Goyer's directing services in connection with the Picture;

1.3
WDP receives an executed agreement (in form and substance acceptable to WDP) between WDP and David Heyman ("Heyman") (or his loan-out company) for Heyman's producing services in connection with the Picture;

1.4
WDP receives an executed agreement (in form and substance acceptable to WDP) between WDP and Scott Mitchell Rosenberg ("Rosenberg") (or his loan-out company) for Rosenberg's producing services in connection with the Picture;

1.5
WDP receives an executed agreement (in form and substance acceptable to WDP) between WDP and Michael Cooney ("Cooney") (or his loan-out company) for Cooney's writing services in connection with the Picture; and

1.6
WDP approves, in its sole discretion, the chain-of-title of the rights granted to WDP herein, approves all agreements with respect thereto, and receives all assignments and releases (including publisher's releases) that it requires in connection therewith (in form and substance acceptable to WDP).

2.	OPTION / PURCHASE OF RIGHTS

2.1
Option; Rights Granted. Owner hereby grants to WDP the exclusive and irrevocable option ("Option") to acquire all right, title and interest, including, without limitation, all forms of: motion picture, television, digital television, video and computer games, videocassette, video and laser disc, computer assisted media (including, but not limited to, CD-ROM, CD-I and similar disc systems, interactive media and multimedia and any other devices or methods now existing or hereafter devised), character, remake, sequel, sound record, theme park, stage play, merchandising and all allied, ancillary and subsidiary rights therein of every kind and nature, now known or hereafter devised, throughout the universe and in perpetuity, in all languages, in and to the Property (collectively the "Rights," as more fully defined in Paragraph 5. below), subject only to the reserved rights enumerated in Paragraph 6. below.

2.2	Option Period.

a.
Initial Option Period. The Option may be exercised by written notice given at any time commencing as of the date of this Agreement and ending twenty-four (24) months following satisfaction of the Conditions Precedent set forth in Paragraph 1. above (the "Initial Option Period"), subject to extension as set forth below.

b.
First Extended Option Period. The Initial Option Period may be extended, in WDP's sole discretion, for an additional period of twelve (12) months (the "First Extended Option Period") commencing upon the expiration of the Initial Option Period by written notice to Owner during the Initial Option. Period, subject to extension as set forth below.

c.
Second Extended Option Period. The First Extended Option Period may be extended, in WDP's sole discretion, for an additional period of six (6) months (the "Second Extended Option Period") commencing upon the expiration of the First Extended Option Period by written notice to Owner during the First Extended Option Period, subject to extension as set forth below.

d.
Suspension / Extension. The Initial Option Period as extended, if ever, by the First Extended. Option Period and the Second Extended Option Period, is hereinafter referred to as the "Option Period." Notwithstanding anything to the contrary contained herein, any option period may be further extended for any period during which a claim with respect to the Property has been asserted and remains unresolved (provided that, with respect to any claim that is not based on Lender's and Owner's representations, warranties or obligations hereunder, such extension shall not exceed eighteen (18) months unless (i) a lawsuit has been filed with regard to such claim, (ii) an agreement to enter into arbitration has been reached, (iii) an agreement to enter into any other judicial proceeding or alternative dispute resolution proceeding [e.g., mediation, so-called "rent-a-judge" proceedings, etc.] has been reached, in which case this eighteen (18) month time limitation shall not apply), or (iv) WDP has entered into settlement negotiations, in which case this eighteen (18) month time limitation shall not apply), and for any period during which WDP's development and/or production activities based upon the Property are interrupted or postponed due to any occurrence of an event of force majeure, including without limitation, any labor strike, threatened labor strike, or other labor dispute.

2.3	Option Consideration.

a.
Initial Option Period. In consideration of Owner's grant to WDP of the Option, WDP shall pay Owner the sum of $300,000 (the "Initial Option Fee") upon execution and delivery of this Agreement by Owner to WDP and satisfaction of the Conditions Precedent set forth in Paragraph 1. above (whichever last occurs), which Initial Option Fee shall be fully applicable against the "Purchase Price" set forth in Paragraph 2.6 below.

b.
First Extended Option Period. If WDP extends the Initial Option Period as set forth in Paragraph 2.2.b. above, WDP shall pay Owner the additional sum of $100,000 (the "First Extended Option Fee") upon the commencement of the First Extended Option Period, which First Extended Option Fee shall not be applicable against the "Purchase Price" set forth in Paragraph 2.6 below.

c.
Second Extended Option Period. If WDP extends the First Extended Option Period as set forth in Paragraph 2.2.c. above, WDP shall pay Owner the additional sum of $50,000 (the "Second Extended Option Fee") upon the commencement of the Second Extended Option Period, which Second Extended Option Fee shall not be applicable against the "Purchase Price" set forth in Paragraph 2.6 below.

2.4
Exercise of Option. The Option shall be deemed exercised upon either notice given to Owner (or Owner's agent) during the Option Period or the commencement of principal photography of the Picture, if ever.

2.5
License. Owner exclusively licenses WDP (and Persons and entities engaged by WDP) to engage in preproduction, development and writing activities based on or pertaining to the Property during the Option Period. Owner acknowledges that Owner shall have no right, title or interest in or to the results and proceeds of any such activities, whether or not the Option is exercised, and that such results and proceeds shall be the sole property of WDP, whether or not the Option is exercised.

2.6
Purchase of Property. If WDP exercises the Option, WDP will own all of the Rights (subject only to the reserved rights enumerated in Paragraph 6. below), and as payment in full for Owner's grant of the Rights to WDP and for all of the promises, representations, warranties and agreements made by Owner hereunder, and provided Owner is not in breach or default hereunder, Owner shall be entitled to receive the sum of $1,000,000 (the "Purchase Price") less the Initial Option Fee i.e., $300,000) previously paid to Owner pursuant to Paragraph 2.3.a. above, which sum shall be payable to Owner upon the earlier to occur of the exercise of the Option by notice to Owner or the commencement of principal photography of the Picture, if ever.

2.7
Production Bonus. If the Picture is produced and released as a feature-length Theatrical Motion Picture, and provided that Owner is not in breach or default hereunder, then Owner shall be entitled to receive a bonus in the amount of $250,000, which amount shall accrue and become payable to Owner upon commencement of principal photography of the Picture as a feature-length Theatrical Motion Picture, if ever.

2.8
Fair Compensation. Owner acknowledges that the compensation provided to be paid pursuant to Paragraphs 2.3.a., 2.3.b. (if applicable) 2.3.c (if applicable) and 2.6 (if applicable) above, is by itself fair, reasonable and sufficient compensation for the rights granted to WDP hereunder whether or not any production bonus pursuant to Paragraph 2.7 above or contingent payment pursuant to Paragraph 2.9 below ever becomes payable to Owner.

2.9
Contingent Payments. If the Picture is produced and released as a feature-length Theatrical Motion Picture, and Owner is not in breach or default hereunder, then Owner shall be entitled to receive the following, as applicable:

a.	At such time, if ever, that the Picture achieves "Start Point #1" (as defined in Paragraph 2.10.d. below), the flat sum of $250,000;

b.
At such time, if ever, that the Picture achieves "Start Point #2" (as defined in Paragraph 2.10.e. below), an amount equal to 1-1/4% of 100% of the Adjusted Defined Receipts, if any, of the Picture accruing from Start Point #2; and

c.
At such time, if ever, that the Picture achieves "CP Start Point" (as defined in Paragraph 2.10.f. below), the percentage of Adjusted Defined Receipts, if any, in Owner's contingent payment set forth in Paragraph 2.9.b. above shall escalate prospectively (i.e., not retroactively) to an amount equal to 2-1/2% of 100% of the Adjusted Defined Receipts, if any, of the Picture, in excess of and accruing after CP Start Point is achieved, if ever.

2.10	Definitions. The following definitions shall apply to this Agreement:

a.
"Adjusted Defined Receipts" as referenced herein shall be defined, computed, accounted for and paid in accordance with WDP's Exhibit "DRCB" (and the rider thereto), and is defined as the Defined Receipts specified in Paragraph 1.1.A. of Schedule 1 thereof (subject to the exclusions set forth in Paragraph 1.1.B. of Schedule 1 thereof), less the deductions set forth in Paragraph 1.1.C. of Schedule 1 thereof, but substituting theatrical reissue costs in place of the theatre level advertising expenses set forth in Paragraph 1.1.C.1, of Schedule 1 thereof (i.e., costs incurred in connection with conversions, checking, collections, residuals, trade dues, licenses, taxes and theatrical reissue costs).

b.	"Defined Receipts" as referenced herein shall be defined, computed and accounted for in accordance with WDP's Exhibit "DRCB" (and the rider thereto).

c.	"Contingent Proceeds" and "Contingent Bonus Formula" as referenced herein shall be defined, computed, accounted for and paid in accordance with WDP's Exhibit "CB" (and the rider thereto).

d.
"Start Point #1" as referenced herein shall be defined as the end of the accounting period, if ever, in which Contingent Proceeds, if any, are achieved in accordance with the "Contingent Bonus Formula" set forth in Exhibit "CB" and the rider thereto), except that for the purpose of calculating Start Point #1 only, in lieu of those "Percentage Deductions" set forth in the Contingent Bonus Formula, the Percentage Deduction shall instead be an "off-the-top" zero percent (0%) in all territories and media described therein.

e.
"Start Point #2" as referenced herein shall be defined as the end of the accounting period, if ever, in which Contingent Proceeds, if any, are achieved in accordance with the "Contingent Bonus Formula" set forth in Exhibit "CB" (and the rider thereto) except that for the purpose of calculating Start Point #2 only, in lieu of those "Percentage Deductions" set forth in the Contingent Bonus Formula, the Percentage Deduction shall instead be an "off-the-top" twenty percent (20%) in all territories and media described therein.

f.
"CP Start Point" as referenced herein shall be defined as the end of the accounting period in which there are first Contingent Proceeds, if ever, from the Picture as calculated pursuant to WDP's Exhibit "CB" (and the rider thereto).

3.	ROYALTIES

3.1
Theatrical Sequels; Theatrical Remakes; Television Programs. If the Picture is produced and W DP thereafter produces a Sequel to or Remake of the. Picture, or a Television Motion Picture based on the Picture, and provided Owner is not engaged to write for the applicable production, and further provided Owner is not in breach or default of a material term or condition hereunder, then Owner shall be entitled to receive the applicable royalty specified below, it being understood and agreed that Owner shall bear and be responsible for the payment of any and all third party royalties or use payments of any kind claimed by or through Owner to be payable in connection with the Property ("Third Party Royalties"), and shall fully indemnify WDP in connection with any and all Third Party Royalties.

a.
Theatrical Sequel. If WDP, in its sole discretion, produces a feature-length Theatrical Motion Picture Sequel to the Picture based upon a character (whether or not the name of such character in such Theatrical Motion Picture Sequel is the same as the name of such character in the Property) or plot line(s) from the Property which does not appear in the Picture, Owner shall be entitled to one hundred percent (100%) of the Purchase Price actually paid to Owner pursuant to Paragraph 2.6 above and one hundred percent (100%) of the Production Bonus actually paid to Owner pursuant to Paragraph 2.7. above plus, as a contingent payment, contingent payments of such sequel, which payments shall be equal to one hundred percent (100%) of the contingent payments to which Owner was entitled for the Picture as set forth in Paragraph 2.9 above (e.g., [i] at such time, if ever, that such feature-length Theatrical Motion Picture Sequel achieves Start Point #1, the flat sum of $250,000 [ii] at such time, if ever, that such feature-length Theatrical Motion Picture Sequel achieves Start Point #2, an amount equal to 1-1/4% of 100% of Adjusted Defined Receipts, if any, of such Sequel accruing from Start Point #2 and [iii] at such time, if ever, that such feature-length Theatrical Motion Picture Sequel achieves CP Start Point, an amount equal to 2-1/2% of the Adjusted Defined Receipts, if any, of such Sequel, on a prospective basis); provided, however, that if WDP, in its sole discretion, produces a feature-length Theatrical Motion Picture Sequel that is based upon a character (whether or not the name of such character in such Theatrical Motion Picture Sequel is the same as the name of such character in the Property) or plot line(s) from the Property which appears in the Picture, Owner shall be entitled to one-half (1/2) of the Purchase Price actually paid to Owner pursuant to Paragraph 2.6 above and one-half (1/2) of the Production Bonus actually paid to Owner pursuant to Paragraph 2.7 above plus, as a contingent payment, a percentage of the contingent payments (if any) of such feature-length Theatrical Motion Picture Sequel, which contingent payment shall be equal to one-half (1/2) of the contingent payments to which Owner was entitled for the Picture as set forth in Paragraph 2.9 above (e. [i] at such time, if ever, that such feature-length Theatrical Motion Picture Sequel achieves Start Point #1, the flat sum of $125,000 [ii] at such time, if ever, that such feature-length Theatrical Motion Picture Sequel achieves Start Point #2, an amount equal to 0.625% of 100% of Adjusted Defined Receipts, if any, of such Sequel accruing from Start Point #2 and [iii] at such time, if ever, that such feature-length Theatrical Motion Picture Sequel achieves CP Start Point, an amount equal to 1-1/4% of the Adjusted Defined Receipts, if any, of such Sequel, on a prospective basis).

b.
Theatrical Remake. One-third (1/3) of the Purchase Price actually paid to Owner pursuant to Paragraph 2.6 above and one-third (1/3) of the Production Bonus actually paid to Owner pursuant to Paragraph 2.7. above plus, as a contingent payment, contingent payments of such feature-length Theatrical Motion Picture Remake, which payments shall be equal to one-third (1/3) of the contingent payments to which Owner was entitled for the Picture as set forth in Paragraph 2.9 above (e.g„ [i] at such time, if ever, that such feature-length Theatrical Motion Picture Remake achieves Start Point #1, the flat sum of $83,333 [ii] at such time, if ever, that such feature-length Theatrical Motion Picture Remake achieves Start Point #2, an amount equal to 0.42% of 100% of Adjusted Defined Receipts, if any, of such Remake and [iii] at such time, if ever, that such feature-length Theatrical Motion Picture Remake achieves CP Start Point, an amount equal to 0.83% of the Adjusted Defined Receipts, if any, of such Remake, on a prospective basis).

c.	Television Series.

(i)
If either: (A) 25,000 or more units of the Property are sold as a graphic novel (provided that Owner submits documentation substantiating such amount in form and substance acceptable to WDP in its sole discretion) prior to commencement of principal photography of the Picture or (B) the Property is listed among the top 200 titles on ICv2's Top 300 Comics Actual Index (www.lcv2.com) during any month prior to the commencement of principal photography of the Picture, and the Picture is produced and released as a feature-length Theatrical Motion Picture, then the following royalties are payable for each episode of a television series based upon the Picture, as produced for a particular broadcast season:

Primetime Network (i.e., ABC, CBS or NBC)

Running Time	Payment

30 minutes (or less)	$2,000
60 minutes (or less, but in excess	$2,500
of 30 minutes)
90 minutes (or more)	$3,000

Non- Primetime Network or Non-Network

Running Time	Payment

30 minutes (or less)	$1,000
60 minutes (or less, but in excess	$1,250
of 30 minutes)
90 minutes (or more)	$1,500

(ii)
If: (A) 25,000 units of the Property are not sold as a graphic novel prior to commencement of principal photography of the Picture or (B) the Property is not listed among the top 200 titles on ICv2's Top 300 Comics Actual Index (www.lcv2.com) during any month prior to the commencement of principal photography of the Picture, and the Picture is produced and released as a feature-length Theatrical Motion Picture, then in lieu of the television series royalties set forth in Paragraph 3.1.c (i) above, the following royalties are payable for each episode of a television series based upon the Picture, as produced for a particular broadcast season:

Primetime Network (i.e., ABC, CBS or NBC)

Running Time	Payment

30 minutes (or less)	$500
60 minutes (or less, but in excess	$1,000
of 30 minutes)
90 minutes (or more)	$1,500

Non- Primetime Network or Non-Network

Running Time	Payment

30 minutes (or less)	$250
60 minutes (or less, but in excess	$500
of 30 minutes)
90 minutes (or more)	$750

d.
Movies(s)-of-the-Week or Mini Series. An aggregate sum of $25,000 for the first two (2) hours, $10,000 for each additional hour thereafter (prorated for portions thereof), not to exceed a maximum of $100,000, regardless of running time.

e.
Reruns and Royalties. Twenty percent (20%) of the applicable royalty set forth in Paragraphs 3.1.c. and 3.1.d. above shall be payable for each of the first five (5) network reruns in the combined territory of the United States and Canada. No further rerun payments shall be made thereafter unless required by the MBA (as defined below), and if so required, at the minimum rate specified therein.

f.
Generic Spin-Off Series. If WDP, in its sole discretion, produces a so-called "generic" spin-off series based upon a television series based upon the Picture, and if Owner receives sole "Based Upon Characters Created by" credit with respect to the television series, then Owner shall be entitled to receive an amount equal to fifty percent (50%) of the applicable amount set forth in Paragraph 3.1.c., above, for each so-called "generic" spin-off series. A "generic" spin-off series is a series in which a central character in a continuing role was created by Owner and appeared in the Picture and the original series based thereon. No royalties will be payable to Owner for any so-called "planted" spinoff series. A "planted" spin-off series is a spin-off from the original television series in which no central character in the Picture or the original television series appears in a continuing role in the spin-off series.

g.
Payment of Royalties. Unless specified otherwise, theatrical payments due under this Paragraph 3.1 shall be payable upon commencement of principal photography and television payments shall be payable upon the initial United States broadcast. Except as expressly set forth herein, WDP shall not be obligated to make any so-called residual, re-run, foreign use or theatrical use payments to Owner with respect to any motion pictures produced by WDP based on the Property.

h.
Inclusive of MBA Minimums. To the extent, if at all, this Agreement is subject to the Writers Guild of America Theatrical and Television Basic Agreement (the "MBA"), the royalty and rerun payments set forth in this Paragraph 3. are inclusive of any minimum royalties and rerun fees payable under the MBA for the corresponding use. Any additional payment required by the MBA under this or any other paragraph of this Agreement shall be payable at the minimum rat e required under the MBA.

i.
Payments in Lieu of Any Other Royalties. The payments set forth in Paragraph 3.1 are in lieu of any other sequel, remake, or separation of rights payments, including, without limitation, any such payments, if any, that Owner would be entitled to receive pursuant to any applicable collective bargaining agreement.

3.2
Merchandising. If the Picture is produced and released as a featurelength Theatrical Motion Picture, and provided Owner is not in breach or default of a material term or  condition hereunder, Owner shall be entitled to the following merchandising royalty:

a.
If either: (A) 25,000 or more units of the Property are sold as a graphic novel (provided that Owner submits documentation substantiating such amount in form and substance acceptable to WDP in its sole discretion) prior to commencement of principal photography of the Picture or (B) the Property is listed among the top 200 titles on ICv2's Top 300 Comics Actual Index (www.lcv2.com) during any month prior to commencement of principal photography of the Picture:

i.
At such time, if ever, that the domestic i.e., United States and Canada) theatrical box office gross revenues as reported in Daily Variety (the "Domestic Box Office Revenue") of  the Picture equals or exceeds one and three-quarter times (1 -3/4x) the "Negative Cost" (as defined in Paragraph 3.2.d.i. below) of the Picture (the "Merchandise Royalty Start Point"), Owner shall be entitled to an amount equal to six and one-half percent (6-1/2%) of 100% of "Net Merchandising Income" (as defined in Paragraph 3.2.d.ii. below), if any, retroactive to first dollar of Net Merchandising Income, if any. (By way of example only, if the Negative Cost of the Picture equals $40,000,000, then Owner would be entitled to receive an amount equal to six and one-half percent (6-1/2%) of 100% of Net Merchandising Income, if any, retroactive to first dollar of Net Merchandising Income, if any, when and if the Picture achieves Domestic Box Office Revenue of at least $70,000,000).

ii.
At such time, if ever, that the Domestic Box Office Revenue of the Picture equals or exceeds two times (2x) the Negative Cost of the Picture, Owner shall be entitled to an amount equal to seven and one-half percent (7-1/2%) of 100% of Net Merchandising Income, if any, retroactive to first dollar of Net Merchandising Income, if any.

iii.
At such time, if ever, that the Domestic Box Office Revenue of the Picture equals or exceeds two and one-half times (2-1/2x) the Negative Cost of the Picture, Owner shall be entitled to an amount equal to eight and three-quarters percent (8-3/4%) of 100% of Net Merchandising Income, if any, retroactive to first dollar of Net Merchandising Income, if any.

iv.
Until such time, if ever, that the Merchandise Royalty Start Point is achieved, the Defined Receipts, if any, of the Picture shall include merchandising royalties, as defined in Paragraph 2 of Schedule B to Exhibit CB ("the CB Merchandising Royalties").

v.
Disgorgement. If and when the Merchandise Royalty Start Point is achieved, an amount equal to the CB Merchandising Royalties shall be removed and disgorged from the Defined Receipts of the Picture. The CB Merchandising Royalties and components thereof, including without limitation, revenues, royalties and associated costs utilized in the calculation of CB Merchandising Royalties which are removed and disgorged from Defined Receipts pursuant to the preceding sentence shall be included in the calculation of Net Merchandising Income. An amount equal to any sums payable to Owner as a result of including CB Merchandising Royalties in Defined Receipts shall be fully credited and deducted from Owner's share of Net Merchandising Income, as applicable.

b.
If: (A) 25,000 units of the Property are not sold as a graphic novel prior to commencement of principal photography of the Picture or (B) the Property is not listed among the top 200 titles on ICv2's Top 300 Comics Actual Index (www.lcv2.com) during any month prior to commencement of principal photography of the Picture, then, in lieu of the merchandising royalty set forth in Paragraph 3.2.a. above, at such time, if ever, that the Picture achieves Start Point #1, Owner shall be entitled to an amount equal to five percent (5%) of 100% of "Net Merchandising Income" (as defined in Paragraph 3.2.d. below), if any, retroactive to first dollar of Net Merchandising Income, if any.

(i)	Until such time, if ever, that Start Point #1 is achieved, the Defined Receipts, if any, of the Picture shall include CB Merchandising Royalties.

(ii)
Disgorgement. If and when the Picture achieves Start Point #1, an amount equal to the CB Merchandising Royalties shall be removed and disgorged from those Defined Receipts included in the calculation of Start Point #1, to the extent that the removal and disgorgement of such Defined Receipts does not prevent the Picture from achieving Start Point #1. The CB Merchandising Royalties and components thereof, including without limitation, revenues, royalties and associated costs utilized in the calculation of CB Merchandising Royalties which are removed and disgorged from Defined Receipts pursuant to the preceding sentence shall be included in the calculation of the Net Merchandising Income. Start Point #1 shall be recalculated in accordance with the prior sentence for each applicable accounting period until an amount equal to the total CB Merchandising Royalties that are removed and disgorged from Defined Receipts are fully utilized and included in the calculation of the Net Merchandising Income, as applicable. An amount equal to any sums payable to Owner as a result of including CB Merchandising Royalties in Defined Receipts shall be fully credited and deducted from Owner's share of Net Merchandising Income, as applicable.

c.
Owner's share of Net Merchandising Income set forth in this Paragraph 3.2 shall be inclusive of any amounts payable to Owner in connection therewith pursuant to any applicable guild agreement (which shall be deemed paid at the minimum applicable payment required).

d.	Definitions. The following definitions shall apply to this Paragraph 3.2:

(i)
"Negative Cost" as referenced herein shall be defined as an amount equal to the sum of the following: (a) the Cost of Production of the Picture as set forth in Paragraph 1.5 of Schedule 1. of WDP's Exhibit "CB" attached hereto and incorporated herein; provided, however, that solely for the purpose of calculating Negative Cost hereunder, the third to last sentence of Paragraph 1.5 of Schedule 1. of WDP's Exhibit "CB" shall be deleted; (b) fifteen percent (15%) of the Cost of Production as set forth in Paragraph D. of WDP's Exhibit "CB" (the "15% Charge"); and (c) the funding charge set forth in Paragraph C. of WDP's Exhibit "CB" (the "Funding Charge"); provided, however, with respect to any reference herein to a multiple of the Negative Cost of the Picture, the applicable multiplier shall be applied only to the Cost of Production and not to the 15% Charge or the Funding Charge which shall be included only once. By way of example only, and without limiting the foregoing, "two (2) times the Negative Cost" shall be calculated as an amount equal to the sum of the following: a) two (2) times the Cost of Production; b) an amount equal to the 15% Charge; and c) an amount equal to the Funding Charge.

(ii)	With respect to items of merchandising (including interactive games and other products and services) based on the Picture, "Net Merchandising Income" as used herein shall mean as follows:

(a)
For items sold by a licensee of WDP or licensee of an affiliate of WDP ("WDP Affiliate"), the royalties WDP (or WDP Affiliate, if applicable) receives from such licensee that are remaining after WDP first deducts a percentage deduction of thirty percent (30%) on all such royalties and thereafter deducts any outof-pocket costs and royalties to third parties (including any royalty granted to Owner in connection with the Picture other than as the rights holder as set forth in this Agreement); or

(b)
For items sold by WDP or WDP Affiliate at the wholesale or retail level, at WDP's discretion, an amount equal to either: (A) seven percent (7%) of the wholesale price of such items sold by WDP at the wholesale level (less a reasonable allowance for returns); or (B) seven percent (7%) of fifty percent (50%) of the gross retail revenues of such items sold by WDP at the retail level (less a reasonable allowance for returns) after WDP first deducts a percentage deduction of thirty percent (30%) inclusive of subdistributor fees and thereafter deducts any out-ofpocket costs and royalties to third parties (including any royalty granted to Owner in any capacity in connection with the Picture other than as the rights holder as set forth herein).

(c)
In no event shall any items of merchandise be treated as falling under both provisions (i) and (ii) above. Posters furnished to exhibitors for display or promotion, advertisements, jackets of video discs and cassettes and phonorecords, printed programs and promotional novelizations of the story of the Picture and other publications relating to the Picture, soundtrack recordings from the Picture, and distribution of promotional material and exhibition of any "trailer" or Featurette (as defined in Paragraph 16 below) for the Picture, shall not be considered "merchandise."

e.
Owner shall have the right to consult with WDP with respect to merchandise in connection with the Picture; provided that in the event of disagreement WDP's decision shall be final and binding. Owner hereby acknowledges that other parties may have similar consultation rights with WDP in connection with the Picture. Owner's right of consultation shall be personal to Owner and may not be assigned or delegated to any third party

3.3	Live Stage Production Royalty.

a.
"Broadway" Production. If WDP exercises the Stage Rights (as defined in Paragraph 5.1.f. below) hereunder and WDP produces a "first-class" (as such term is customarily defined in the legitimate stage industry) live stage production based on the Property, and such stage production is performed in New York on "Broadway" (a "Broadway Production"), then, provided Owner is not in breach or default hereunder, Owner shall be entitled to receive the following, as applicable:

(1)	the sum of $10,000 upon the date (the "Opening Date") of the first paid public performance of such Broadway Production in New York on "Broadway" (if ever);

(2)	the additional sum of $10,000 at such time, if ever, that such Broadway Production has been continuously performed in New York on "Broadway" for a period of one (1) year from the Opening Date; and

(3)	the additional sum of $10,000 at such time, if ever, that such Broadway Production has been continuously performed in New York on "Broadway" for a period of two (2) years from the Opening Date.

b.
"Off-Broadway" Production. If WDP exercises the Staqe Rights hereunder and WDP produces a "first-class" (as such term is customarily defined in the legitimate stage industry) live stage production based on the Property, and such stage production is performed in New York "Off-Broadway" (i.e., any theatre in the city of New York, seating no less than ninety-nine [99] persons and no more than four hundred and ninety-nine [499] persons) (an "Off-Broadway Production"), then, provided Owner is not in breach or default hereunder, Owner shall be entitled to receive the following, as applicable:

(1)
the sum of $5,000 at such time, if ever, that such Off-Broadway Production has been continuously performed in New York "Off-Broadway" for a period of one (1) year from the date (the "Off-Broadway Opening Date") of the first paid public performance of such Off-Broadway Production in New York "Off-Broadway"; and

(2)
the additional sum of $5,000 at such time, if ever, that such Off-Broadway Production has been continuously performed in New York "Off-Broadway" for a period of two (2) years from the OffBroadway Opening Date.

d.	Except as set forth in Paragraphs 3.3.a and 3.3.b. above, Owner shall not be entitled to any compensation in connection with WDP's exercise of the Stage Rights set forth in Paragraph 5.1.f. above.

4.	CREDIT

Provided that Owner is not in breach or default of a material term or condition under this Agreement and the Property is listed on the Diamond Comic Distributors, Inc. U.S. preview catalog prior to the commencement of principal photography of the Picture, then subject to WDP's standard exclusions and exceptions (including artwork title exceptions) and subject to any guild or union restrictions, Owner shall be accorded credit on any feature-length Theatrical Motion Picture produced and released hereunder which is substantially based upon the Property, as follows:

4.1	Source Credit.

a.
On-Screen: On a separate card (which card may be shared in WDP's sole discretion with other source material on which the Picture is based) in the main titles, if any (otherwise in the end titles), below or after the title, in substantially the form of "Based on the Platinum Studios graphic novel created by Scott Mitchell Rosenberg," or if the title of the Picture is materially different from that of the Property, then said credit shall be substantially in the form of "Based on the Platinum Studios graphic novel `Unique' created by Scott Mitchell Rosenberg," in an average size of type not less than the larger of (i) fifty percent (50%) of the average size of type of the title of the Picture on screen or (ii) one hundred percent (100%) of the average size of type utilized to accord the screenwriter credit on screen.

b.
Paid Ads: In paid ads issued or controlled by WDP, in the billing block portion only, if any (i.e., if such otherwise applicable paid ad does not have a billing block, Owner shall not be entitled to receive credit in such paid ad), below or after the regular (i.e., not artwork) title of the Picture, in substantially the form "Based on the graphic novel by Scott Mitchell Rosenberg," or if the title of the Picture is materially different from that of the Property, then said credit shall be substantially in the form of "Based on 'Unique' by Scott Mitchell Rosenberg," in an average size of type not less than the larger of (i) thirty-five percent (35%) of the average size of the regular (i.e., not artwork) title of the Picture in such billing block or (ii) one hundred percent (100%) of the average size of type utilized to accord the screenwriter credit in such billing block.

c.
Excluded Ads: In the billing block portion only, if any, of any so-called excluded ads issued or controlled by WDP in which the screenwriter is accorded credit in such billing block (i.e., if such otherwise applicable excluded ad does not have a billing block, then Owner shall not be entitled to receive credit in such excluded ad), below or after the regular (i.e., not artwork) title of the Picture in such billing block, in substantially the form "Based on the graphic novel by Scott Mitchell Rosenberg," or if the title of the Picture is materially different from that of the Property, then said credit shall be substantially in the form of "Based on `Unique' by Scott Mitchell Rosenberg," in an average size of type not less than the larger of: (i) thirty-five percent (35%) of the average size of type of the regular (i.e., not artwork) title of the Picture in such billing block; or (ii) one hundred percent (100%) of the average size of type utilized to accord the screenwriter credit in such billing block. Notwithstanding the foregoing, Artist shall not be entitled to receive credit in congratulatory, nomination and/or award ads, special ads, ads specially exempted by Paragraphs 8-203d., 8-203f. and 8203g. of the DGA Basic Agreement, ads announcing a personal appearance, radio ads and the audio portion of teasers, trailers and television ads.

4.2
WDP shall accord on screen credit in the end titles of the Picture to the author and the illustrator of the Property in substantially the form "Graphic novel written by Dean Motter and illustrated by Stefano Cardoselli," or if the title of the Picture is materially different from that of the Property, then said credit shall be substantially in the form of "Based on `Unique' written by Dean Motter and illustrated by Stefano Cardoselli."

4.3
As used herein, "size" means height, width and thickness. All other characteristics of Owner's credit under this Agreement shall be at WDP's sole discretion. WDP's inadvertent failure to accord credit in accordance with the provisions of this Paragraph 4. shall not be deemed a breach of this Agreement. Within a reasonable time after receipt of written notice from Owner specifying a material failure to accord Owner credit in accordance with this Agreement, WDP shall use reasonable efforts to cure prospectively any such material failure to accord Owner credit hereunder with regard to positive prints and/or advertising materials, the masters for which are created after the date of WDP's receipt of such notice. WDP shall use reasonable efforts to inform all third party subdistributors of the credit obligations contained herein; provided, however, that the failure of said subdistributors to comply with the abovecredit requirements shall not constitute a breach of this Agreement.

5.	RIGHTS GRANTED

5.1
Owner hereby specifically and irrevocably grants to WDP, solely, exclusively, throughout the universe and in perpetuity, all right, title and interest of every kind and nature in and to the Property (subject only to the reserved rights enumerated in Paragraph 6. below), including without limitation the following:

a.
The right to develop, produce and exploit Motion Pictures (including without limitation, Theatrical Motion Pictures and Television Motion Pictures and Sequels and Remakes thereof) based upon or adapted from all or any part of the Property throughout the universe, in perpetuity and in all languages and all elements therein for all now known or hereafter existing uses, media, and forms, including, without limitation, all copyrights (and renewals and extensions thereof), motion picture, television, digital television, videocassette and video or laser disc, any computer-assisted media (including, but not limited to, CD-ROM, CD-I and similar disc systems, interactive media and multi-media and any other devices or methods now existing or hereafter devised) and allied rights therein.

b.
The right to produce Sound Records in any format or medium now known or hereafter devised of all or any part of the Property and any and all Motion Pictures (including, without limitation, Theatrical Motion Pictures and Television Motion Pictures and Sequels and Remakes thereof) produced hereunder, specifically including the exclusive motion picture synchronization rights in the Property and each and every part thereof, and the exclusive right to use all or any part of the Property upon the parts of instruments serving to reproduce the same mechanically.

c.
The right to adapt, use, dramatize, arrange, change, vary, modify, alter, transpose and make musical or nonmusical versions of the Property and any parts thereof including, without limitation, the characters; to add to, interpolate in and subtract-or omit from the Property, plot, subplots, themes, situations, action, titles, language, speech, songs, music, lyrics, dancing, choreography, sound, sound effects, scenes, dialogue, incidents, characters and characterizations thereof; to translate any of the foregoing into all languages; to include in Motion Pictures and other items provided for in this Paragraph 5. such plot, subplots, themes, situations, action, titles, language, speech, songs, music, lyrics, dancing, choreography, sound, sound effects, scenes, dialogue, incidents and characters, characterizations and other material (whether or not based upon, or taken from, the Property) as WDP, in its sole and uncontrolled discretion, may deem advisable, it being the intention hereof that WDP shall have the exclusive, absolute and unlimited right to use the Property, and each and every part thereof, for motion picture purposes (and all other purposes granted hereunder) in any manner it may, in its uncontrolled discretion, deem advisable with the same force and effect as though WDP were the sole author of the Property, all without in any way being accountable or liable to Owner for any use that WDP may make thereof, excepting only the compensation and screen credit obligations (if any) to Owner contained herein. Owner hereby waives the benefits of any provision of law known as "droit moral," or any similar laws, and agrees not to institute, support, maintain or authorize any action or lawsuit on the ground that any Motion Pictures or Sound Records, or other items produced hereunder in any way constitute an infringement of any of Owner's "droit moral" or a defamation or mutilation of any part thereof, or contain unauthorized variations, alterations, modifications, changes or translations. Owner shall not have any right, title or interest whatsoever in or to any plot, subplot, story, character, music, lyrics, dialogue, screenplay or other material of any kind created by or for WDP in the exercise of WDP's rights hereunder, or in any Motion Pictures produced hereunder or any material created by WDP in connection therewith.

d.	The right to telecast directly from the performance to the audience on live television any adaptation of the Property.

e.
The right to broadcast and exploit the Property or any part thereof including, without limitation, the characters, and the right to broadcast and exploit all or any part of any Motion Picture (including, without limitation, Theatrical Motion Pictures and Television Motion Pictures and Sequels and Remakes thereof) or Sound Record produced hereunder, by radio and television, digital television, videocassette, video or laser disc and computer games, any computer assisted media (including, but not limited to, CD-ROM, CD-I and similar disc systems, interactive media and multi-media and any other devices or methods now existing or hereinafter devised), or otherwise, whether by electrical transcription, film, tape, or otherwise, in any language or medium.

f.
The right to perform the Property or adaptations thereof on the spoken stage with actors appearing in person in the immediate presence of the audience ("Stage Rights"), including, without limitation, the sole and exclusive right, in perpetuity, throughout the universe, to exercise all theme park rights with respect to the Picture and/or the Property, including without limitation the right to use the Picture, the title of the Picture, characters therefrom and elements thereof (including, without limitation, characters, scenes, music, costumes and sets and/or footage from the Picture) in WDP's (its parent and the subsidiaries, licensees and affiliates thereof, collectively "Disney" for purposes of this Paragraph 5.1) existing and future theme parks, resorts, attractions, so-called location-based and/or regional entertainment centers, cruise ships and any of the foregoing licensed or operated by Disney (collectively, "Theme Parks"), and in any Disney-themed variety show (e g„ Disney's World-On-Ice, any Disney Circus) or other arena type show, in any manner and for any use, whether now known or hereafter invented or devised, including, but not limited to, in connection with live shows in Theme Parks, theatrical stage performances in Theme Parks, so-called "walk-around" performances or characters and/or as the basis in whole or in part for any ride or attraction in any Theme Park, and to make sponsorship deals in connection with any of the foregoing, with no obligation whatsoever, financial or otherwise, to Owner.

g.
The right to produce and publish a novelization of the Picture; for purposes of advertising and promotion of the Picture and not for sale, the right to produce and publish (with or without illustrations by photographs, drawings or cartoons) stories, synopses, excerpts, summaries, resumes and/or fictionalizations based upon or adapted from the Property or any part or element thereof including, without limitation, the characters, and to publish "making of books concerning the Picture. WDP shall not publish other publications including comic books or graphic novels based upon the Picture without first obtaining Owner's permission.

h.
The right to write and prepare screenplays, teleplays, treatments, storyboards and all other plans, specifications and designs for Motion Pictures and any Sound Records produced hereunder, and to cause musical compositions, including both words and music, utilizing or based upon or adapted from all or any part of the Property or any title or titles thereof to be written and composed, and to include such musical compositions in Motion Pictures and Sound Records produced hereunder.

L
The right to manufacture, sell, furnish, supply and distribute products, by-products, services, facilities, merchandise and commodities of every nature and description now known or hereafter devised, including, but not limited to, still photography, drawings, posters, artwork, toys, games, items of wearing apparel, foods, beverages and similar items, which make reference to or are based upon or adapted from the Property or any part thereof or any Motion Picture produced hereunder and the right to make trade deals and commercial tie-ups of all kinds involving the Property, or any part thereof, including, but not limited to, the characters.

j.
The right to copyright Motion Pictures (including, without limitation, Theatrical Motion Pictures and Television Motion Pictures and Sequels and Remakes thereof) and any versions thereof, Sound Records, musical compositions, screenplays, teleplays, characters and all other items provided for in this Paragraph 5. and secure copyright and/or trademark registration and protection thereof in all countries and territories where such protection is available, in WDP's own name or otherwise, together with the right to manufacture copies thereof, and to distribute, sell, vend, lease, license, exhibit, transmit, broadcast, project, reproduce, publish, use, perform, advertise, publicize, market, exploit, turn to account and derive revenue in any form or manner therefrom, without any territorial restriction whatsoever, by any and all media, methods, systems and processes now or hereafter known, invented, used or contemplated, specifically including television, digital television, video and computer games, video or laser discs, videocassettes and any computer-assisted media (including, but not limited to, CD-ROM, CD-I and similar disc systems, interactive media and multi-media and any other devices or methods now existing or hereafter devised), and the right to import or export such copies into or out of any territory without restriction. It is further expressly understood and agreed that Motion Pictures and all other items that may be produced hereunder shall constitute independent derivative works, and WDP and its successors, assigns and licensees shall have the perpetual right to exercise the rights granted in this Paragraph 5.1.j. irrespective of the expiration, termination, transfer or renewal of any copyright owned or controlled by Owner, or any heirs, executors, widow, widower, children, successors or assigns of Owner. WDP shall in no event have any less rights by reason of this Agreement than any member of the public may now or hereafter have.

k.
Insofar as Owner is concerned, the right to use a translation in any language of the title or titles by which the Property or any part thereof are now known or may hereafter be known as the title or titles of the Motion Picture (whether or not based upon or adapted from the Property) produced hereunder, and the right to exploit, distribute and exhibit any Motion Picture produced hereunder under any other title or titles that WDP may deem proper in its uncontrolled discretion.

1.
The right to use any of the rights set forth in this Paragraph 5. in connection with the promotion, publicizing and advertising of any Motion Picture or other production relating to the Property or the exploitation thereof and in connection with any commercial tie-up, or the manufacture, advertising, distribution and/or sale of any products, commodities or services in connection therewith.

M.
The right to utilize the rights granted hereunder in connection with any so-called "Author-Written Sequel(s)" (i.e., a literary property [graphic novel, comic book, story, novel, drama or otherwise], whether written before or after the Property and whether written by Owner or by a successor-in-interest of Owner using one or more of the characters appearing in the Property, and whose plot is substantially different from that of the Property).

n.
All rights, including all exclusive exploitation rights, of every kind and nature (including any and all copyrights and neighboring rights, to the extent such assignment is allowed by law) in and to the Property to WDP. All rights to such Property are owned by WDP solely and exclusively, for the duration of the rights in each country and area and space, in all languages, and throughout the universe. Owner and WDP are aware and hereby acknowledge that new rights to the Property may come into being and/or be recognized in the future, under the law and/or in equity (hereafter the "New Exploitation Rights"), and Owner intends to and does hereby grant and convey to WDP any and all such New Exploitation Rights to the Property granted by Owner hereunder. Owner and WDP are also aware and do hereby acknowledge that new (or changed) (1) technology, (2) uses, (3) media, (4) formats, (5) modes of transmission and (6) methods of distribution, dissemination, exhibition or performance (hereafter the "New Exploitation Methods") are being and will inevitably continue to be developed in the future, which would offer new opportunities for exploiting the Property. Owner intends and does hereby grant and convey to WDP any and all rights to such New Exploitation Methods with respect to the Property. Owner hereby agrees to execute any document WDP deems in its interest to confirm the existence of the preceding and to effectuate its purpose to convey such rights to WDP, including without limitation the New Exploitation Rights and any and all rights to the New Exploitation Methods. Owner further hereby agrees that Owner will not seek (1) to challenge, through the courts, administrative governmental bodies, private organizations, or in any other manner the rights of WDP to exploit the Property by any means whatsoever or (2) to thwart, hinder or subvert the intent of the grants and conveyances to WDP herein and/or the collection by WDP of any proceeds relating to the rights conveyed hereunder.

o.	All other rights of every kind and character whatsoever now known or unknown in and to the Property, subject only to the rights specifically reserved to Owner in Paragraph 6. below.

5.2
WDP shall have all rights herein granted to it in all existing and future versions, translations, dramatizations, arrangements, revisions, supplements and reissues of the Property written or published by or with the authority of Owner and Owner's successors, assigns and licensees, as well as all prior drafts, notes, research, source material and other works owned or controlled by Owner upon which the Property is based and from which the Property is adapted. All rights granted WDP under this Agreement shall be cumulative, and WDP may exercise or refrain from exercising any one or more of said rights separately from, simultaneously, together or in connection with any other rights granted to WDP hereby or obtained by WDP from other sources, and regardless of whether said rights are granted in the disjunctive or conjunctive.

6.	RESERVED RIGHTS

Only the following rights (the "Reserved Rights") to the Property are reserved to Owner for Owner's use and disposition, subject, however, to the provisions of this Agreement:

6.1
Publication Rights. Owner shall have the right to publish, distribute and promote (provided such promotion shall be consistent with the Reserved Rights set forth in this Paragraph 6 [e.g_, any such promotion shall be static, unless otherwise approved in advance in a writing signed by WDP in its sole good faith discretion]) printed versions of the Property on a worldwide basis in comic book form i.e., comic books, comic strips and graphic novels), including translations and reissues, whether hardcover or softcover, in magazines or other periodicals, whether in installments or otherwise, in any means now known or hereafter devised for the presentation of text or comic art by various delivery systems (e.g., electronic retrieval and internet transmissions [provided comic art is static unless otherwise approved in advance in a writing signed by WDP in its sole good faith discretion; provided, and by way of example only, WDP hereby acknowledges that the minimal motion depicted in Owner's 2003 holiday card submitted to WDP (http://www.platinumstudios.com/holiday card 2003.php), a screen grab of which is attached hereto and incorporated herein by this reference as Exhibit "A," would be approved to the extent the characters depicted do not have audible voices; provided further, that WDP acknowledges that audible narration by an offscreen narrator consisting of 200 words or less would be acceptable]), which may be copyrighted in the name of Owner, all subject to WDP's rights provided for in Paragraph 5. above. Notwithstanding anything to the contrary above, said reserved publication rights do not include picture books, coloring books, novelizations and other publications that do not contain the story line of the Property in written words, all of which are included in the rights granted to WDP. In addition, Owner shall cause the Publisher(s) of the Property to execute and deliver to WDP the Publisher's release in the form attached hereto as Schedule II (Publisher's Release) within thirty (30) days after the date such agreement is fully executed.

6.2	WDP and Owner hereby acknowledge that Owner owns world wide comic book and graphic novel publication rights to the Property.

6.3
Direct Market Merchandising. The non-exclusive right to continue to manufacture, sell and/or distribute merchandise ("Pre-Existing Merchandise") based on the Property (other than the "Film Elements" [as defined in Paragraph 6.4 below], which rights are granted exclusively to WDP) solely in the so-called "Direct Market" (as defined below) pursuant to binding agreements entered into prior to the date which is eight (8) weeks prior to the commencement of principal photography of the Picture ("Pre-Existing Merchandise Date"). A complete list of all current agreements of Owner in connection with Pre-Existing Merchandise ("Pre-Existing Merchandise Agreements") in existence as of the date of execution of the Agreement is attached hereto as Schedule V. Commencing on the date of this Agreement, Owner shall only enter into merchandising agreements with respect to the Property which possess an initial term ending one (1) year from the first shipping date (which shipping date shall be no more than six [6] months from commencement of such merchandising agreement) and optional or renewal terms of six (6) months or less. Owner acknowledges that after the Pre-Existing Merchandise Date, Owner shall neither enter into any new merchandising agreement nor renew or allow to be renewed or exercise or allow to be exercised any option to extend the term of any merchandising agreement in connection with the Property. For purposes of this Agreement, "Direct Market" shall mean and refer to the economic market comprised of (i) comic book, science-fiction, fantasy, and/or hobby specialty stores and the distributors thereto; and (ii) such other comic-book specialty stores and comic-book mail-order retailers that purchase some or all of their new-comics inventory on predominantly a nonreturnable basis from (A) publishers directly, (B) comics-specialty distributors such as, but not limited to, Diamond Comic Distributors, Inc., and/or (C) specialty licensees such as, but not limited to, Dynamic Forces, Inc. or American Entertainment. Owner shall be strictly prohibited from using WDP's name or the name of WDP's parent, subsidiaries, subsidiaries of its parent, affiliates, associates, successors and assigns or from making any reference to the Picture or using any Film Elements, in connection with, among other things, the manufacturing, selling, advertising and/or distribution of the Pre-Existing Merchandise without the express prior written approval of a WDP Business Affairs executive. For purposes of clarification, WDP's right to manufacture, sell and/or distribute merchandise based on the Property shall be non-exclusive on or after the date of WDP's exercise of the Option, as more fully set forth in Paragraph 5, above, and shall be exclusive commencing on the Pre-Existing Merchandise Date. In connection with Pre-Existing Merchandise, Owner (a) shall maintain in full force and effect customary insurance for licensees with respect to the manufacture, distribution and sale of (or any other activity[ies] which involve) Pre-Existing Merchandise naming those Owner must indemnify in Paragraph 8, below, as additional insureds; and (b) shall otherwise comply with the terms of this Agreement.

WDP shall retain the exclusive right to merchandise the Property pursuant to Paragraph 5 above commencing on the Pre-Existing Merchandise Date and continuing for a period until three (3) years following the conclusion of the domestic theatrical release of the Picture (the "Post-Cycle Date"). If at any time following the Post-Cycle Date WDP has ceased merchandising the Property, then Owner may, pursuant to the conditions set forth in the preceding paragraph, resume the right to manufacture, sell and/or distribute Direct Market merchandise based on the Property ("Post-Cycle Merchandise") pursuant to binding agreements entered into after the Post-Cycle Date and prior to the date which is eight (8) weeks prior to the commencement of principal photography of another project (e.g, television series, sequel, remake, direct-to-video) (a "Subsequent Production") based on the Property ("Post-Cycle Merchandising"). Owner shall only enter into Post-Cycle Merchandising agreements with respect to the Property which possess an initial term of one (1) year or less from the first shipping date (which shipping date shall be no more than six [6] months from the commencement of such merchandising agreement) and optional or renewal terms of six (6) months or less. Owner acknowledges that after the date which is eight (8) weeks prior to the commencement of principal photography of a Subsequent Production, Owner shall neither enter into any new Post-Cycle Merchandising agreement nor renew or allowed to be renewed or exercise or allow to be exercised any option to extend the term of any Post-Cycle Merchandising agreement in connection with the Property. There shall be a new Post-Cycle Date for each Subsequent Production which shall be three (3) years following the conclusion of the domestic theatrical release of such Subsequent Production.

6.4	General Restrictions on Reserved Rights.

a.	Use of Film Elements by Owner.

(i)
Owner shall have no right in the exercise of any of the Reserved Rights to use (or to authorize third parties to use) any "Film Elements" (as defined below) or to promote, publicize, market, advertise or otherwise exploit the Reserved Rights in such a manner as to tie or connect such Reserved Rights with the Picture or any other production produced by WDP hereunder. As used herein, "Film Elements" shall mean WDP's name or the name of WDP's parent, subsidiaries of its parent, affiliates, successors and assigns (and any trademarks, copyrights, service marks, or logos of the foregoing) and any element specifically created, written, authorized or licensed by or on behalf of WDP (or WDP's parent, subsidiaries of its parent, affiliates, successors or assigns), whether in connection with any Theatrical Production or Television Production or exploitation of the Rights or otherwise, including but not limited to, screenplay, teleplay, title (other than the title "Unique"), music, lyrics, themes, costumes, designs, plots, scenes, logos, settings, artwork (including key artwork), characters, advertising and publicity materials or other material.

(B)
Nothing in this Paragraph 6 shall restrict in any manner WDP's right to design, manufacture, license, sell, display or exploit posters furnished exhibitors for display or promotion, advertisements, jackets of video devices and sound records relating to any Theatrical Production or Television Production and distribution of promotional materials and products (including but not limited to the licensing of any "give away" or other items as part of a commercial tie-up arrangement for any Theatrical Production or Television Production) and exhibition of any "trailer" or promotional films relating to any Theatrical Production or Television Production.

(C)
It is expressly agreed that Artist's reserved rights under Paragraphs 6.1 and 6.3 above relate only to the Property and not to any screenplay, characters, teleplay, music, lyrics, sequels or other material written by or created by or for or authorized by WDP, even though the same may contain characters or other elements contained in the Property.

7.	WARRANTIES

Owner hereby represents, warrants and agrees that:

7.1	Owner is the sole owner of all rights (including the Rights, as defined in Paragraph 5. above) herein granted or intended to be granted and has full power and authority to grant said rights to WDP;

7.2
Owner has full power and authority to agree to restrictions upon the exercise of the rights (if any) reserved to Owner, including those restrictions (if any) as more particularly set forth in Paragraph 6. above;

7.3
None of the rights granted to WDP hereunder has been granted, encumbered, or otherwise disposed of in any manner to any Person, firm or other entity and Owner has not granted any other rights to the Property; no Motion Picture based in whole or in part upon the Property has been produced or authorized by or with the knowledge or consent of Owner; neither the Property nor any version thereof nor any play or dramatic adaptation based thereon in whole or in part has been published or presented or authorized on television, stage or on the spoken stage by or with the knowledge or consent of Owner;

7.4
Owner has not done or omitted to do and will not do or omit to do any act .or thing by license, grant, or otherwise, which will or may impair or encumber any of the rights herein granted or interfere with the full enjoyment of said rights;

7.5	There are no claims or litigation pending or threatened which will or might adversely affect any of the rights herein granted to WDP;

7.6
The Property is original with Owner; neither the Property nor any part thereof is taken from or based upon any other material except material wholly owned by Owner; and neither the Property nor any part thereof, or the exercise by WDP of the rights herein granted, will violate or infringe upon the trademark, trade name, copyright, patent, and to the best of Owner's knowledge (or that which Owner should know in the exercise of reasonable diligence and prudence) literary, dramatic, musical, artistic, personal, civil or property right or any other right of any Person, or invade the right of privacy or constitute a libel or slander of any Person;

7.7
The Property is not in the public domain, and enjoys, and will enjoy, either statutory or (to the extent that it may exist) common law protection in the United States and all countries adhering to the Berne and Universal Copyright Conventions; and the rights granted to WDP hereunder are and will be exclusive; and

7.8
Attached hereto, marked "Schedule I" and made a part of this Agreement by this reference, is a statement of all publications, if any, prior uses, if any, prior versions, adaptations and translations, if any, and copyright status of the Property. Such statement shall also set forth the existence, if any, of any valid agreement with third parties for the publication or dramatic production of the Property.

8.	INDEMNITY

8.1.
Owner will defend, indemnify, make good, save and hold harmless WDP, its parent, subsidiaries, subsidiaries of its parent and/or affiliated companies, the officers and directors of the foregoing, and its successors and assigns, from and against any losses, damages, costs, liabilities, charges, reasonable attorneys' fees, recoveries, actions or judgments from a court of competent jurisdiction, penalties, guild fees or awards, expenses and any other losses whatsoever which may be obtained against, imposed upon or suffered by WDP, its parent, subsidiaries, subsidiaries of its parent and/or affiliated companies, the officers and directors of each of the foregoing and its successors and/or assigns, by reason of the breach or alleged breach of any warranty, covenant, agreement or representation herein made by Owner.

8.2.
Except with respect to (i) matters constituting a breach by Owner of any of the representations, warranties and/or agreements contained herein, or (ii) gross negligence, willful misconduct, or recklessness by Owner, or (iii) a third party claim relating, referring, or arising out of actions by Owner that are outside the course and scope of Owner's services in connection with the Picture, WDP agrees to indemnify Owner and hold Owner harmless from and against any and all damages and expenses (other than with respect to any settlement entered into without WDP's written consent or claim to which WDP has not been notified) arising out of any third party claim against Owner resulting from WDP's development, production, distribution and/or exploitation of the Picture or any element thereof and shall provide Owner with a defense (with counsel of WDP's choice), provided, Owner cooperates with WDP and follows WDP's reasonable instructions in connection with such claim. Nothing herein shall be deemed a waiver of WDP's right of subrogation, except that WDP shall waive its right of subrogation to the extent such damages and expenses are covered by this indemnity. The foregoing shall not limit WDP's right to include any such damages and expenses in the negative cost of the Picture or as a distribution cost for the Picture.

9.	PRIOR INSTRUMENTS

9.1
Owner hereby grants to WDP all of Owner's right, title, and interest in and to any and all agreements, assignments, releases and other instruments or documents in writing (collectively "Instruments") heretofore or hereafter executed in favor of Owner, or any predecessor of Owner, insofar as said Instruments grant or purport to grant to Owner, or any such predecessor, any of the rights, privileges and property herein granted to WDP, together with the full benefit of all representations, warranties and agreements made by any party in favor of Owner or any such predecessor, insofar as the same pertain to or affect any of the rights, privileges and property herein granted to WDP.

9.2
Owner represents and warrants that: (a) any such Instruments (if any exist) have not been amended, modified or cancelled in any way, and are in full force and effect as originally signed; (b) Owner has not granted or assigned any right, title or interest heretofore acquired by Owner in, to or under said Instruments in a manner inconsistent herewith; and (c) there has been paid to the party or parties entitled thereto all sums which have heretofore become payable under any of said Instruments, and, except as herein specifically provided, Owner will hereafter pay or cause to be paid, to the party or parties entitled thereto, all sums which may hereafter accrue under said Instruments.

10.	COPYRIGHTS

10.1
Owner further grants and assigns to WDP an exclusive, irrevocable license, in perpetuity, in and to any and all of Owner's right, title and interest in and to any and all copyrights in and to the Property and each and every part thereof contained therein, together with all benefits of said copyrights and all remedies held thereunder, and all actions and causes of action for infringement or violation of said copyrights, or any other rights in the Property or relating thereto, and all damages, profits, penalties and other recoveries and all other rights of every kind and character which Owner may now or hereafter have directly or indirectly as a result of any such infringement or violation, but only insofar as said copyrights pertain to or affect any of the rights, privileges and property herein granted to WDP.

10.2
Owner agrees: (a) to prevent the Property from becoming injected into the public domain; (b) to cause to be affixed to each copy of the Property or any part thereof published or offered for sale by or with the authority of Owner notice of copyright complying in all respects with the United States Copyright law and with the Universal Copyright Convention; (c) to register the Property wherever necessary for such protection; (d) to contract henceforth for the benefit of WDP for the above but not the obligation, to complete any such copyright assignment, fill in any blanks which may be left therein (including dates, Copyright Office registration information, etc.), execute the same in Owner's name, or obtain execution thereof by others, as the case may be, and record the same in the United States Copyright Office, or elsewhere, as WDP sees fit. WDP shall provide Owner with copies of such documents and five (5) days (reducible in WDP's sole discretion due to exigencies) to execute such documents before WDP executes as Owner's attorney-in-fact.

11.	TRADEMARKS

11.1
Grant: WDP grants to Owner and Owner hereby accepts a non-exclusive, worldwide royalty-free license to use the trademarks (i.e., the words, names, designs, logos, brands, symbols, devices, trade dress or any combinations thereof) presently used or hereafter devised in connection with the Property (collectively, the "Marks") in connection with Owner's Reserved Rights as set forth in Paragraph 6 above (i.e., the right to publish, distribute and promote printed versions of the Property in comic book form [the "Comic Books"] and the right to manufacture, sell and/or distribute merchandise based on the Property solely in the so-called "Direct Market" [the "Direct-Market Merchandise"]). The grant of rights herein shall specifically not include use of the Marks in connection with publications or merchandise other than the Comic Books or Direct Market Merchandise or merchandise associated with the Picture or any other productions or derivative works produced by WDP hereunder or based upon the Film Elements.

11.2
Term: The license granted in this Paragraph 11 shall last in perpetuity, unless sooner terminated by the terms of this Agreement or pursuant to Owner's reversion rights set forth Paragraph 17 below. In the event of a breach of this Paragraph 11 by Owner, all use of the Marks by Owner shall cease immediately upon Owner's receipt of notice from WDP of the breach and termination. Upon termination of the license granted in this Paragraph 11, all rights granted in this Paragraph 11 will revert to WDP.

11.3
Right of Owner to Sublicense: Any of the rights granted under this Paragraph 11 may be sublicensed by Owner during the term of the license. Any such sublicense granted by Owner hereunder shall be terminated upon the termination of this license.

11.4	No Assignment: This license shall be non-assignable. Any attempt by Owner to assign this license shall constitute a material breach.

11.5	Quality Control:

(a)
Owner acknowledges that if any of the Comic Books or Direct-Market Merchandise were of inferior quality, the substantial goodwill established in the Marks would be impaired. Accordingly, Owner agrees that the goods comprising the Comic Books and all Direct-Market Merchandise will (i) be of high quality, (ii) comply with all international, federal, state and local laws and (iii) be fit for consumers' anticipated uses.

(b)
Owner shall submit to WDP each Comic Book and/or item of Direct-Market Merchandise to assure compliance with the quality control standards set forth in Paragraph 11.5(a) above. Any approval by WDP shall not be deemed to constitute an opinion by WDP that any item is safe or complies with all applicable laws. Owner shall remain fully and solely responsible for all product safety and for ensuring that all Comic Books and all Direct-Market Merchandise are in compliance with all applicable laws

(c)
In the event that the above-stated quality standards are not met or maintained throughout the term of this license, WDP has the right to require that Owner and its affiliates meet the quality standards as set forth in Paragraph 11.5 (a) above within a reasonable period of time.

11.6
Alteration to the Work: Owner may not make material alterations or changes to the quality of the Comic Books and Direct-Market Merchandise or the Marks after approval by WDP as set forth in 11.5(b) above without seeking permission from WDP.

11.7
Intellectual Property Rights: Owner agrees that it will not, during the term of this license or thereafter, attack the title or any rights of WDP, or any related company of WDP, in and to the Marks. Owner agrees to assist WDP and to cooperate fully with WDP to procure any protection or to protect any of the rights of WDP to the Marks.

11.8
Notification of Third Party Infringement: Owner will notify WDP of any infringement, imitation or act inconsistent with WDP's ownership of the Marks of which Owner becomes aware. WDP shall in its sole discretion determine whether or not to take any action with respect to. such infringement or act and Owner agrees to reasonably cooperate and to comply with any requests by WDP for assistance in pursuing such action.

11.9
Ownership: Owner's use of the Marks shall inure to WDP's benefit. Owner acknowledges and agrees that WDP is the exclusive owner of the Marks, and of any trademark incorporating a Mark, as well as any future trademark rights created by other use on or in association with the Comic Books or Direct-Market Merchandise. Without limiting the foregoing, if Owner for any reason is found to have obtained any interest in the Marks (or of any trademark incorporating a Mark, as well as any future trademark rights created by other use on or in association with the Comic Books or Direct-Market Merchandise), Owner shall assign those rights to WDP, together with the goodwill attaching to that part of the business in connection with which such trademarks are used.

12.	USE OF OWNER'S NAME

WDP shall have the right to publish, advertise, announce and use in any manner or medium the name, biography and photographs or other likenesses of Owner in connection with any exercise by WDP of its rights hereunder; provided, however, that with respect to any third party commercial tie-ins in connection with the Picture, Owner shall not be depicted as personally endorsing any product or service; provided further that the use of Owner's name in the billing block in connection with any such third party commercial tie-in shall not constitute a personal endorsement of such product or service by Owner.

13.	ASSIGNMENT

WDP may assign, transfer, license, delegate and/or grant all or any part of its rights, privileges and property hereunder to any Person. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Owner shall not assign, transfer, license, delegate or grant all or any part of Owner's rights hereunder to any other Person or entity.

14.	DEFINITIONS

As used herein:

14.1
"Copies" with reference to a Motion Picture or Sound Record, means and includes any negative or positive print, dupe, negative, video or other electronic tape recording, disc or other physical article of any kind produced, reproduced or re-recorded by means of any photographic, electrical, electronic, mechanical, computer-assisted media or other processes or devices now or hereafter known, invented, used or contemplated on which such Motion Picture and/or Sound Record or any part thereof, is printed, imprinted, recorded, reproduced or duplicated, together with any package, cartridge, cassette or other container in which the same may be distributed or sold.

14.2
"Copies" with reference to a screenplay or teleplay, means any typewritten or printed copies thereof in substantially the form used in connection with production of the Motion Picture involved, whether or not accompanied by explanatory notes or comments, still photographs or other illustrations.

14.3
"Copies" with reference to a musical composition or the lyrics thereof, means any copies, arrangements, orchestrations or versions thereof, whether or not in the form used in connection with the Motion Picture involved.

14.4
"Motion Picture" or its equivalent, means and includes a motion picture, cinematograph film and/or photoplay of every kind and character whatsoever, including the Sound Records thereof, as well as trailers and clips thereof, produced by means of any photographic, electrical, electronic, mechanical or other processes or devices now or hereafter known, invented, used or contemplated, by which photographs, pictures, drawings, images or other visual reproductions or representations are or may be printed, imprinted, recorded or otherwise preserved on film, tape or any other material of any description (whether translucent or not) for later projection or exhibition in such manner that the same are or appear to be in motion on a screen, mirror, tube or other medium or device, whether or not accompanied by Sound Records.

14.5
"Television Motion Picture" means a Motion Picture produced hereunder based upon the Property initially exhibited on television, including without limitation: (a) a pilot, or an episode of a television series (episodic or anthology), it being understood that a "television series" includes the pilot therefor, regardless of length and regardless of whether there is any binding commitment for any ensuing series of episodes from such pilot; (b) a so-called single or movie-of-the-week ("MOW"); or (c) a so-called "Miniseries" consisting of a Television Motion Picture which is a serialization of the plot or story based upon the Property, and is intended for exhibition sequentially in two or more segments.

14.6
"Theatrical Motion Picture" means a Motion Picture produced hereunder based upon the Property which is initially exhibited as a general theatrical release (ea, public or private screenings and/or previews and/or a limited theatrical test run of one [1] week or less shall not constitute a theatrical release for purposes of this Agreement).

14.7	"Person" includes any association, organization, partnership, business trust, corporation or governmental agency, as well as natural persons.

14.8
"Remake" means a Motion Picture utilizing the characters of the Property and depicting the same plot or story as that portrayed in the initial Motion Picture, which plot or story does not continue the original story or carry it forward or backward in time.

14.9
"Sequel" means a Motion Picture utilizing the principal character or characters of the Property, initial Motion Picture or any Sequel or Remake thereof participating in entirely different events than those portrayed in any preceding Motion Picture(s), whether prior to, concurrent with or subsequent to the events portrayed in any preceding Motion Picture(s) and whose plot is substantially new.

14.10
"Sound Records" means and includes sound recordings and reproductions of every kind and character whatsoever produced by means of any electrical, electronic, mechanical or other processes or devices now known or hereafter known, invented, used or contemplated by which sound may be recorded for later transmission or playback, whether or not simultaneously, or in synchronization or times relation, with Motion Pictures.

14.11
"Property" means the aforementioned unpublished graphic novel written by Owner currently entitled "UNIQUE" (formerly entitled "JAUNT") and the underlying literary material upon which it is based, and includes its title or title and subtitles, and all themes, stories, storylines, plots, characters and their names, artistic renderings and all other elements and materials (written, drawn, illustrated or otherwise), sequels, prequels and spin-offs, and all prior, present and future versions, adaptations and translations thereof (whether written by Owner or by others), its music, lyrics, choreography, sets, costumes, orchestrations, arrangements, if any, and wherever throughout the world protectible thereby, its statutory and common law copyright or copyrights, all present or future renewals and extensions of such copyrights and all rights comprehended in such copyrights, and each and every part of all thereof.

Notwithstanding the foregoing, the Property shall not be deemed to include:

(a)
unique elements (etc ., plots, characters) existing only in "planted spin-off graphic novels or comic books (i.e., a graphic novel or comic book series in which no central character in the Property appears in a continuing role in the spin-off graphic novel or comic book); provided, however the unique elements of such planted spin-off shall not be included in the Property only if (i) Owner gives notice to WDP in writing of any Property character's appearance in the planted spin-off; and (ii) no Property character appears in more than three (3) issues of such planted spin-off if released as a comic book series (or the equivalent length of three [3] comic books [i.e., approximately 100 standard United States comic book pages] if in strip, graphic novel or other form [e.g„ if any planted spin-off is released as a graphic novel, any Property character shall not appear in more than 100 pages of such graphic novel]);

(b)
unique elements (etc.., plots, characters) existing only in so-called "crossover" graphic novels or comic books (i.e., an established graphic novel or comic book series featuring characters not originally part of the Property and in which a central character from the Property makes an appearance);

(c)
any "Excluded Character" i.e., any established or preexisting character, which character has previously appeared in an unrelated established comic book/gra.phic novel or other media such that it did not originate in the Property) which visits the Property; provided, however such Excluded Character(s) shall not be included in the Property only if: (i) Owner gives notice to WDP in writing of any Excluded Character(s) appearance in the Property, provided that such notice shall not be required after three (3) years following the conclusion of the domestic theatrical release of the Picture unless and until Owner is aware that WDP is in development in connection with any other production hereunder based on the Property, provided, further that notwithstanding the foregoing, at any time, Owner agrees to provide WDP with a list of all Excluded Characters appearing in any issue(s) of the Property as requested by WDP), (ii) such Excluded Character(s) do not appear in more than three (3) issues of Property if released as a comic book series (or the equivalent length of three (3) comic books [i.e., approximately 100 standard United States comic book pages] if in strip, graphic novel or other form [e.g, if the Property is released as a graphic novel, any Excluded Character shall not appear in more than 100 pages of such graphic novel]) within a period of eighteen (18) months, and (iii) and no more than two (2) different Excluded Characters appear in the Property in any eighteen (18) month period, provided that solely for the purposes of this subparagraph (iii), if an Excluded Character appears in less than five (5) pages of an issue of the Property, such Excluded Character's appearance shall not be counted as one of the two (2) Excluded Characters permitted to appear in the Property in any eighteen (18) month period;

(d)
any "Planted Character(s)" i.e., any character[s] or group of characters Leg,-, such as "X-Men" or alien world] which is created for the express purpose of being spun-off elsewhere in which such property the Planted Character[s] will be the central character[s] in such property); provided, however such Planted Character(s) shall not be included in the Property only if: (i) Owner gives notice to WDP in writing prior to such Planted Character(s) appearance in the Property, provided that such notice shall not be required after three (3) years following the conclusion of the domestic theatrical release of the Picture unless and until Owner is aware that WDP is in development in connection with any other production hereunder based on the Property, provided, further that notwithstanding the foregoing, at any time, Owner agrees to provide WDP with a list of all Planted Characters appearing in any issue(s) of the Property as requested by WDP); (ii) such Planted Character(s) do not appear in more than three (3) issues of Property if released as a comic book series (or the equivalent length of three (3) comic books [i.e., approximately 100 standard United States comic book pages] if in strip, graphic novel or other form [e g_, if the Property is released as a graphic novel, any Planted Character shall not appear in more than 100 pages of such graphic novel]), (iii) no more than two (2) Planted Character(s) appear in the Property in eighteen (18) months, and (iv) the Planted Character(s) appear in the spin-off property no later than six (6) months after the Planted Character(s) first appearance in the Property; or

(e)
any characters from any "planted spin-off" or "crossover" graphic novel or comic book series or other non-comic media (e.g, a video game character) solely to the extent such characters are featured in connection with the Property as part of an advertisement for or excerpt from (e.g., a teaser story) such "planted spin-off"or "crossover" graphic novel or comic book series or other non-comic media attached to the Property;

provided Owner shall not grant any motion picture, television, or any other allied or ancillary rights of any kind, known and/or unknown, to any third party with respect to any characters or stories contained in the Property or any other element to which WDP acquires rights. pursuant to this Agreement, such rights having been exclusively granted to WDP hereunder (e.g, any grant of motion picture or other rights to "planted spin-off(s)" or "crossover" graphic novels or comic books must specifically exclude the use of characters and/or stories contained in the Property, or any other element to which WDP acquires rights pursuant to this Agreement). Owner hereby represents and warrants that there are no, nor will there be any, Excluded Characters or Planted Characters in the first installment of the Property which Owner hereby represents has been created a graphic novel (whether initially published as a graphic novel, comic book or comic book series). "Property" does not include the material referred to in Paragraph 5.1.h. above written or prepared by WDP or under WDP's authority.

15.	NO OBLIGATION TO USE

WDP is not obligated to produce, distribute, or exploit the Picture, or, if commenced, to continue the production, distribution, or exploitation of the Picture in any territory. Regardless of whether or not WDP elects to produce, distribute and/or exploit the Picture, WDP is not obligated to use in whole or in part any literary or other material acquired by WDP hereunder.

16.	FEATURETTE

WDP contemplates filming and exploiting films, including without limitation, "behind-the-scenes" or "making of productions and/or writing "behind-the-scenes" or "making of books (jointly and severally "Featurette Rights") about the development and production of the Picture produced hereunder. Owner hereby agrees and consents to such filming and exploitation (including without limitation use of any film clip footage [or still] from such Picture and behind-the-scenes photography [or still] and filmed interviews with Owner) and hereby grants to WDP the right to use Owner's name, voice and likeness in connection with such Featurette Rights in any and all media known and unknown for no additional consideration inasmuch as the compensation payable to Owner under this Agreement for the Picture shall be deemed to include compensation for all rights granted pursuant to this Paragraph 16.

17.	REVERSION

17.1
If principal photography of the Picture has not commenced within seven (7) years from the date the Option is exercised (if ever) (the "Reversion Date"), then upon written notification to WDP and WDP's failure to commence principal photography (as such term is commonly understood in the motion picture industry) of the Picture within ninety (90) days of WDP's receipt of such notice, the Rights granted to WDP by Owner hereunder shall revert to Owner (excluding the rights to any screenplay(s) or other material written by or on behalf of WDP); provided, however, that WDP may delay the Reversion Date for a three (3) year period if WDP so elects prior to the Reversion Date, and if WDP so elects then Owner shall be entitled to receive the sum of $250,000 for such three (3) year period, which sum shall be an advance against the production bonus and shall accrue and become payable to Owner upon written notification from an authorized Business Affairs executive of WDP to Owner of WDP's decision to delay the Reversion Date; provided, further, that the foregoing periods shall be extended for any period during which a claim with respect to the Property has been asserted and remains unresolved, and for any period during which WDP's development and/or production activities based upon the Property are interrupted or postponed due to any occurrence of an event of force majeure, including without limitation, any labor strike, threatened labor strike, or other labor dispute.

17.2
At such time, if ever, that the Rights revert to Owner pursuant to Paragraph 17.1 above, WDP shall be provided with a first-priority security interest/lien (including, but not limited to, a copyright mortgage and UCC-1 s for the State of  California, State of New York, and New York County) ("Lien") for the applicable costs in connection with the Property and the Picture as set forth in Paragraphs 17.3.a. or17.3.b. below, plus accrued interest thereon from the time an item of cost was paid, incurred or charged, at an annual rate (the "Interest Rate") equal to 125% of the U.S. prime rate as published by the Bank of America, as such rate may vary from time to time. Such costs plus interest shall be paid to WDP no later than the time the Picture is set up for development as a theatrical, direct-to-video, television Motion Picture or other production by a third party. In addition, in the event of a reversion, the Rights shall revert to Owner subject to the assumption by such third party of all of WDP's obligations in connection with the Picture.

17.3
At such time, if ever, that the Rights revert to Owner pursuant to Paragraph 17.1 above, then with respect to those materials developed or written by or for WDP in connection with the Picture after the date of this Agreement (the "WDP Materials"), WDP (in its sole discretion) shall either:

a.
convey to Owner all rights in and to the WDP Materials, in which case, WDP shall be entitled to reimbursement of, and have a Lien against the Property and the WDP Materials for, an amount equal to all amounts paid, and all costs incurred, by WDP in connection with the Picture (the "WDP Costs"), plus accrued interest thereon from the time an item of cost was paid, incurred or charged, at the Interest Rate; or

b.
retain all rights in and to the WDP Materials, in which case, Owner shall acquire no rights in or to the WDP Materials, and WDP shall be entitled to reimbursement of, and have a Lien against the Property for, the amounts paid by WDP to Lender pursuant to Paragraphs 2.3 and 2.6 above, plus accrued interest thereon from the time an item of cost was paid, incurred or charged, at the Interest Rate.

17.4
Notwithstanding anything to the contrary set forth in Paragraphs 17.1, 17.2 and 17.3 above, in the event the Rights revert to Owner pursuant to Paragraph 17.1 above, Owner shall not have any right to:(a) use (or to authorize third parties to use) WDP's name or the name of WDP's parent, subsidiaries of its parent, affiliates, successors and assigns (and any trademarks, copyrights, service marks, or logos of the foregoing); or (b) promote, publicize, market, advertise, or otherwise exploit any of the Rights or any of the rights in the WDP Materials (if any) obtained by Owner in such a manner as to tie or connect such rights with WDP or WDP's parent, subsidiaries of its parent, affiliates, successors and assigns.

18.	BREACH

No waiver by either party of any breach hereof shall be deemed a waiver of any preceding or succeeding breach hereof. WDP shall not be liable for any breach of this Agreement unless WDP shall have received written notice from Owner of such breach and shall not have cured such breach within ten (10) business days after receipt of such notice. In the event of any claim involving a breach or alleged breach of any of Owner's representations or warranties, or any claim that may impair or interfere with any of the rights granted hereunder: (a) any option period(s) provided for hereunder shall be extended automatically, without cost to WDP, until any such claim or litigation or alleged breach is resolved and the rights granted hereunder can be acquired free and clear of any claims, demands, liens or encumbrances of any kind whatsoever; and (b) if WDP sustains a claim against Owner, WDP may, in addition to all its other legal and equitable remedies, rescind this Agreement, and in such event, Owner shall pay WDP any monies received from WDP in connection with the Property. Owner's representations, warranties and resultant obligation to indemnify WDP in the event of any breach thereof shall survive rescission of this Agreement.

19.	RELATIONSHIP OF PARTIES

Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto, or constitute either party the agent of the other. Neither party shall hold itself out contrary to the terms of this Paragraph 20., and neither party shall become liable for the representation, act or omission of the other contrary to the provisions hereof. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any third party, whether referred to herein or not.

20.	LEGAL REQUIREMENTS

Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material statute, law, ordinance, order or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event any provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements; provided, however, that no other provision of this Agreement shall be affected thereby and such other provisions shall continue in full force and effect.

21.	NOTICES

Any notice pertaining hereto shall be in writing. Any such notice and any payment due hereunder shall be served by delivering said notice or payment personally or by sending it by mail, cable (postage or applicable fee prepaid) or by fax or telecopy (in which case a copy shall be sent by overnight mail and shall be deemed to have been received one hour after the commencement of normal business hours in the place of receipt on the next business day following the date of dispatch) as follows (or as subsequently designated in writing):

To Owner:	William Morris Agency
151 El Camino Drive
Beverly Hills, CA 90212
Attn: Alan Gasmer

With a courtesy	Wyman & Isaacs, LLP
8840 Wilshire Boulevard, 2nd Floor
Beverly Hills, CA 90211
Attn: Bob Wyman

To WDP:	WALT DISNEY PICTURES
500 South Buena Vista Street
Burbank, CA 91521-0804
Attn: Senior Vice President Legal Affairs

The date of personal delivery, mailing, or delivery to the cable office of such notice or payment shall be deemed the date of service of such notice or payment, unless otherwise specified herein; provided, however, that any notice which commences the running of any period of time for WDP's exercise of any option or WDP's performance of any other act shall be deemed to be served only when actually received by WDP. If the last day on which the parties hereto are empowered to give notice pursuant to any provision of this Agreement or to perform any other act which the parties are required or may desire to perform under or in connection with this Agreement should fall on a Saturday, Sunday or holiday, then the parties hereto shall have until the end of the first full business day following said Saturday, Sunday or holiday within which to give notice or to perform such act.

22.	CONSTRUCTION

For purposes of construction, the Agreement shall be deemed to have been jointly drafted by all parties hereto and any ambiguities shall not be construed against any party.

23.	GENERAL

The terms and conditions of this Agreement are those set forth hereinabove, and in the schedules attached hereto as Schedule I (Previous Publication History), Schedule II (Publisher's Release), Schedule III (Short Form Option) and Schedule IV (Short Form Assignment), which by this reference are incorporated into and made a part hereof. This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous written or oral agreements pertaining thereto and can only be modified by a writing signed on behalf of both parties hereto. No modification, alteration or amendment of this Agreement shall be valid or binding unless in writing and signed by the party to be charged with such modification, alteration or amendment. Owner's sole and exclusive remedy for WDP's breach or termination of this Agreement or any term hereof (including any term pertaining to credit, if any) shall be an action for damages and Owner irrevocably waives any right to seek and/or obtain rescission and/or equitable and/or injunctive relief.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first written above.

Walt Disney Pictures

By:	/s/ Douglas A. Carter
DOUGLAS A. CARTER
Its:	SR. VICE PRESIDENT
BUSINESS AFFAIRS

ACCEPTED AND AGREED:

PLATINUM STUDIOS LLC
By: /s/ Scott Rosenberg

Scott Rosenberg
Its: Chairman
Fed ID #:

SCHEDULEI

PREVIOUS PUBLICATION HISTORY

With respect to the provisions of Paragraph 7.8 of the foregoing agreement, Owner makes the following representations and warranties with respect to the Property:

There has been no prior publication and/or prior use of any kind whatsoever of the Property, and there have been no prior versions, adaptations nor translations of any kind whatsoever of the Property other than the current Pre-Existing Merchandise (as defined in Paragraph 6.3 of the foregoing agreement). There are no prior agreements of any kind whatsoever with any third parties for publication and/or distribution of the Property other than the current Pre-Existing Merchandise Agreements set forth in Schedule V. The Property has not been registered for copyright.

SCHEDULE II

PUBLISHER'S RELEASE

In consideration of the payment of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby acknowledges and agrees, for the express benefit of WALT DISNEY PICTURES ("WDP") and its representatives, successors and assigns forever, that the undersigned has no claim to or interest in the worldwide motion picture rights (silent, sound, talking), television rights, digital television rights, video and computer games rights, radio broadcasting rights, videocassette or video or laser disc rights, any computer assisted media rights (including, but not limited to CD-ROM, CD-I and similar disc systems, interactive media and multi-media and any other methods or devices now existing or hereafter devised), character rights, sequel rights, remake rights, theme park rights, sound record rights, live stage rights, merchandising rights or any other rights, including without limitation any allied, ancillary or subsidiary rights, of any kind other than publication rights heretofore granted to the undersigned, in or to that certain literary work published by the undersigned and described as follows:

Titled: "UNIQUE "

Author: Platinum Studios LLC

Date and Place of Publication:________________,20

Copyright Registration: _______________________

The undersigned hereby consents to the publication and copyright by and/or in the name of said author, author's heirs, representatives, licensees and assigns, in any and all languages, in any and all countries of the world, and in any form of media, of synopses, excerpts and summaries, not exceeding 10,000 words in length each, of the said literary work, and/or any motion picture, television or other versions thereof based principally upon said literary work, for the purpose of advertising, publicizing and/or exploiting any such motion picture, television or other versions, but there shall be no limitation in length with respect to any motion picture, television or other version not based principally upon said work, including but not limited to, sequel motion pictures and television series.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 15th day of October, 2004.

By:	/s/ Scott Rosenberg
Scott Rosenberg

SCHEDULE III

SHORT FORM OPTION

For good and valuable consideration, the receipt and sufficiency of which ishereby acknowledged, PLATINUM STUDIOS LLC ("Owner") hereby grants to WALT DISNEY PICTURES ("Purchaser"), its successors and assigns, the exclusive and irrevocable option ("Option") to acquire all right, title and interest in and to the graphic novel written by Owner entitled "UNIQUE" (formerly entitled "JAUNT") (which together with the title, themes, contents, characters and other versions thereof, is hereinafter called the "Property") including, without limitation, all forms of: motion picture, television, digital television, video and computer games, videocassette, video and laser disc, computer assisted media (including, but not limited to, CD-ROM, CD-I and similar disc systems, interactive media and multi-media and any other devices or methods now existing or hereafter devised), character, remake, sequel, sound record, theme park, stage play, merchandising and all allied, ancillary and subsidiary rights therein of every kind and nature, now known or hereafter devised, throughout the universe and in perpetuity, in all languages, in and to the Property, as more particularly set forth in and subject to the terms and. conditions of that certain Memorandum of Agreement for Option/Acquisition of Rights dated as of December 11, 2003, between Owner and Purchaser (the "Agreement"). If Purchaser exercises the Option, the rights granted to Purchaser shall include the copyright and all rights in and to the Property of every kind and nature or description, now or hereafter known, recognized, contemplated, developed, invented, devised or at any time coming into existence, including the exclusive, absolute and unlimited right to use the Property and each and every part thereof, for any purpose in any manner, as more particularly set forth and subject to the terms and conditions of the Agreement.

PLATINUM STUDIOS LLC

Dated: October 15, 2004	By:	/s/ Scott Rosenberg
Scott Rosenberg
	Its:	Chairman

State of California              )
County of Los Angeles    )

On this the 15th day of October, 2004, before me, Rita McCormack (here insert name and title of the officer), personally appeared  Scott Rosenberg personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) who me(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal
(Seal)
/s/Rita McCormack	RITA MC CORMACK
Notary Signature	Commission # 1460275
Notary Public - California
Los Angeles County
My Comm. Expires Jan 5, 2008

SCHEDULE IV

SHORT FORM ASSIGNMENT

KNOW ALL PERSONS BY THESE PRESENTS: That the undersigned, for value received, hereby sells, assigns, transfers and grants in perpetuity unto WALT DISNEY PICTURES and its successors and assigns (herein called "Assignee"), all right, title and interest in and to the unpublished graphic novel written by PLATINUM STUDIOS LLC ("Owner") entitled "UNIQUE" (formerly entitled "JAUNT"), including without limitation, the title, themes, contents, characters and other versions thereof (collectively, the "Property"), with copyright in the name of_Platinum Studios, LLC registered in the United States Copyright Office, No.______________________, on
 The rights granted to Assignee shall include, without limitation, all forms of: motion picture, television, digital television, video and computer games, videocassette, video and laser disc, computer assisted media (including, but not limited to, CD-ROM, CD-I and similar disc systems, interactive media and multi-media and any other devices or methods now existing or hereafter devised), character, remake, sequel, sound record, theme park, stage play, merchandising and all allied, ancillary and subsidiary rights therein of every kind and nature, now known or hereafter devised, throughout the universe and in perpetuity, in all languages, in and to the Property (the "Rights"). Said grant of Rights is more particularly set forth in and subject to the terms and conditions of that certain Memorandum of Agreement for Option/Acquisition of the Rights between Owner and Assignee, dated as of December 11, 2003.

Owner hereby agrees to allow Assignee to obtain or cause to be obtained renewals of all United States copyrights in and to said Property, whether or not referred to herein, and hereby assigns said Rights under said renewal copyrights to Assignee; and should the Owner fail to do any of the foregoing, Owner hereby irrevocably appoints Assignee as attorney-in-fact, with full and irrevocable power and authority to do all such acts and things, and to execute, acknowledge, deliver, file, register and record all such documents, in the name and on behalf of Owner, as Assignee may deem necessary or proper to accomplish the same.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Assignee is also hereby empowered to bring, prosecute, defend and appear in suits, actions and proceedings of any nature under or concerning all copyrights in and to said Property and all renewals thereof, or concerning any infringement thereof, or interference with any of the Rights hereby granted under said copyrights or renewals thereof, in its own name or in the name of the copyright proprietor, but at the expense of Assignee, and, at its option, Assignee may join such copyright proprietor and/or Owner as a party plaintiff or defendant in any such suit, action or proceeding.

PLATINUM STUDIOS LLC

Dated: October 15, 2004	By:	/s/ Scott Rosenberg
Scott Rosenberg
	Its:	Chairman

State of California              )
County of Los Angeles    )

On this the 15th day of October, 2004, before me, Rita McCormack (here insert name and title of the officer), personally appeared  Scott Rosenberg personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) who me(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal

(Seal)
/s/Rita McCormack	RITA MC CORMACK
Notary Signature	Commission # 1460275
Notary Public - California
Los Angeles County
My Comm. Expires Jan 5, 2008

SCHEDULE V

PRE-EXISTING MERCHANDISING AGREEMENTS

Unique Deals (property based)

Dynamic Forces
Date:	July 1, 2003
Term:	5 years
Territory:	World Wide
Licensed Articles:
(a) Paper based collectibles such as Lithographs, Posters, Poster Calendars, trading cards; (b) Resin materials including, but not limited to, statues, busts, dioramas, snow globes; and (c) Plastic figures including action figures, de-formed mini-figures.

Marketing Dates:	Beginning March 2005

Morrigan Press

Date:	August 2003
Term:	5 years

Worldwide license to publish role-playing games and supplements online and in print.

Cafe Press

No term. Ongoing mail order sales of one-off product based on "Unique" consisting of:

Unique Teddy Bear
ESCHER Property sticker (Bumper)
ESCHER Property sticker (Rectangular) ESCHER Property Jr. Spaghetti Tank
ESCHER Property Jr. Baby Doll T-Shirt ESCHER Property Ash Grey T-Shirt
ESCHER Property White T-Shirt
ESCHER Property Fitted T-Shirt
ESCHER Property Dog T-Shirt
ESCHER Corp. Messenger Bag
ESCHER Corp. Tote Bag
ESCHER Corp. Sticker (Rectangular)
ESCHER Corp. Mug
ESCHER Corp. Large Mug
Are You UNIQUE T-Shirt (yellow)
Are You UNIQUE T-Shirt (gray)
Are You UNIQUE Bumper Sticker
Unique stickers
Unique Green T-Shirt

Unique Lunchbox
Unique Messenger Bag
Unique Tote Bag
Unique Greeting Cards (Package of 6)
Unique thong
Unique Flying Disc
Unique Mouse Pad
Unique logo mug
Unique T-Shirt
Unique Cap
Unique Bumper Sticker

All items above are from the cafe press site:
http://www.cafepress.com/platinumstudios/281238

Zazzle

No term. Ongoing mail order sales of one-off product based on "Unique"

 Top Cow Productions, Inc.

Non-Exclusive vis a vis Dynamic Forces

Term:	5 years
Territory:	World Wide
Licensed Articles:
(a) Paper based collectibles such as Lithographs, Posters, Poster Calendars, trading cards; (b) Resin materials including, but not limited to, statues, busts, dioramas, snow globes; (c) Plastic figures including action figures, de-formed mini-figures; and (d) Any other form of comic-based collectibles that are typically sold to comic book and science fiction fans online and in hobby stores.

EXHIBIT "DRCB"

This Exhibit is attached to and made part of the Agreement dated as of December 11, 2003 between WALT DISNEY PICTURES ("WDP") and PLATINUM STUDIOS ("Owner') for WDP's option to acquire all right, title and interest in and to the unpublished comic book written and owned by Owner entitled "Unique", relating to the motion picture project currently entitled "UNIQUE" or such other project(s) or production(s) described therein (the "Picture").

NOTE: PLEASE READ CAREFULL

This Exhibit DRCB sets forth the contractual formula to be used solely for the definition, computation, and accounting of Defined Receipts and payment, if any, of Artist's Defined Receipts Contingent Bonus as provided in the Agreement.

Artist understands and agrees that: (i) the defined terms shall have the meanings described in this Exhibit DRCB; (ii) the words or defined terms used herein may not necessarily correspond in any way to generally accepted accounting principles or any other definitions associated with the practices of accounting or auditing; (iii) there is no guarantee whatsoever that, and it is uncertain whether, any Defined Receipts Contingent Bonus will become payable to Artist, regardless of the level of income, revenues, profits and/or receipts, if any, that WDP, Affiliates or Related Parties, or any distributor or exhibitor realizes from the exploitation of the Picture; (iv) Artist shall be entitled to the payment of Defined Receipts Contingent Bonus amounts only in accordance with the terms hereof, and Artist acknowledges and understands that any such payment is entirely speculative; (v) Artist has been represented by counsel or other representative(s) of their choice in the negotiation of the terms of the Agreement and this Exhibit DRCB; (vi) Artist has a full understanding of the terms of the Agreement and this Exhibit DRCB; (vii) WDP's, Affiliates' and Related Parties' accountings for financial reporting, tax reporting or other purposes are not prepared in the same manner as accountings pursuant to this Exhibit DRCB; (viii) no fiduciary relationship whatsoever exists between WDP and Artist, including without limitation, arising from the obligation of WDP to account for Defined Receipts and potentially to pay a Defined Receipts Contingent Bonus to Artist; (ix) the terms of this exhibit are part of a comprehensive negotiated agreement that contains both economic and non-economic terms; and, which taken as a whole, is the product of an arm's length give and take negotiation whether or not changes have been made to this Exhibit DRCB; and (x) no representations whatsoever, expressed or implied, have been made to Artist that are contrary to this Paragraph.

Initialed:                               (Artist)

EXHIBIT DRCB

DEFINED RECEIPTS CONTINGENT BONUS FORMULA

"Adjusted Defined Receipts" shall mean the remaining Defined Receipts (as defined in Paragraph 1.1.A of the attached Schedule 1, subject to the exclusions set forth in Paragraph 1.1.B of said Schedule), after the deduction of the Defined Receipts Deductions set forth in Paragraph 1.1.C of the attached Schedule 1.

Artist's "Defined Receipts Contingent Bonus" shall be Artist's percentage or share (as set forth in and subject to the applicable terms of the Agreement to which this Exhibit DRCB is attached) of the Adjusted Defined Receipts.

The terms used in this Defined Receipts Contingent Bonus Formula are defined in, and the Defined Receipts Contingent Bonus hereunder shall be accounted for, pursuant to the terms and conditions of the attached Schedule 1:

SCHEDULE I

1.	DEFINITIONS

1.1	Defined Receipts

A.	"Defined Receipts" means the aggregate of all receipts actually received by WDP on behalf of the Picture in U.S. dollars in the U.S. or in a foreign currency which are not Restricted Funds, only from:

1.	WDP's direct distribution of the Picture in theatres and on television ("TV"), including theatrical and non-theatrical exhibitions, and free, cable and pay TV exhibitions.

2.
Distribution of the Picture by any Person other than WDP licensed by WDP with an obligation to report receipts and expenses to WDP (a "Subdistributor"). WDP shall, to the extent reported and accounted to WDP, treat all such receipts received and earned by the Subdistributor, and all distribution costs incurred by the Subdistributor as though such receipts were received and earned by WDP and such distribution costs were incurred by WDP; and the licensing or other arrangement between WDP and each Subdistributor shall not be taken into account in WDP's accounting to Artist under this Exhibit DRCB.

3.
Manufacture and distribution of audio-visual cassettes, video discs and all electronic, digital and/or optical storage and/or transmission formats, any analog or digital reproductions, or any similar device and/or format embodying the complete Picture in linear form, whether now known or hereafter devised ("Video Devices"); provided that Defined Receipts for Video Devices shall be: (a) if WDP distributes Video Devices, a royalty in an amount equal to 20% of the sums actually received by such entity (less taxes, credits and returns) from its distribution thereof; or (b) royalties actually received by WDP from any unaffiliated third party Video Device distributor less royalties payable to other third parties.

4.
"Flat Sale" licenses for the theatrical exhibition of the Picture for a specified period for any territory or area (excluding the U.S. and Canada) in consideration of the payment of a specified amount not calculated by a percentage of receipts of the applicable licensee.

5.	Compensatory receipts (less all costs and fees) from copyright infringers of the Picture.

6.
Receipts from theater box office operated by WDP in connection with four-wall or road show exhibitions of the Picture to the extent receipts from all such exhibitions taken as a whole exceed costs incurred for all such exhibitions.

7.	Cash subsidies granted by governmental agencies or prizes to the extent granted solely with respect to the Picture.

8.	The royalties as provided in Schedules A (Music) and B (Soundtrack Records, Merchandising/Publishing), which are attached hereto and incorporated herein by this reference.

B.	Defined Receipts ExclusionsThe following are not included in Defined Receipts:

1.
Box office or other amounts retained by any theater or other exhibition venue (except as specified in Paragraph 1.1.A.6 hereof) for their own account; and receipts of: roadcasters and other transmitters by all means now known or hereafter devised; wholesale or retail distributors, licensors or sellers of Video Devices, audio devices and other products; book or music publishers; merchandisers and retailers; or any other similar Person, whether or not any or all such excluded Persons are owned, operated or controlled by WDP, Affiliates or Related Parties.

2.
Amounts received from advance payments or security deposits unless earned by exhibition or broadcast, or (subject to Paragraph 1.1.A.2) unconditionally non-returnable, and refunds, rebates or adjustments granted to other Persons by WDP.

3.
Amounts payable in foreign currency and not received by WDP in the U.S. due to remittance restrictions ("Restricted Funds"). Restricted Funds shall not be included in Defined Receipts nor accounted for unless and until they have been received by WDP in U.S. dollars in the U.S. or expended by WDP in the territory in which held, except as provided in 1.1.B.3(a) below.

(a)
If any Defined Receipts Contingent Bonus becomes payable to Artist under this Agreement, Artist may notify WDP in writing that Artist desires to have included in Artist's Defined Receipts Contingent Bonus, Artist's share of Restricted Funds in a particular territory and designate a bank or other representative in such country, to whom payment may be made for Artist's account. Upon WDP's receipt of such notice and all required permissions, such payment shall be made to Artist's representative at Artist's expense. Upon payment of Artist's share of Restricted Funds, WDP shall have no further obligation to account for such Restricted Funds whether as Defined Receipts or otherwise.

(b)
On Artist's written request, WDP shall report to Artist the amount of Restricted Funds (if any) which under this Paragraph 1.1.B.3 have not yet been included in Defined Receipts as of the closing date of the most recent statement which has been furnished to Artist under Paragraph 2.1 below.

4.	Amounts collected in connection with the distribution of the Picture as taxes or for payment of taxes (e.g., admission, sales, use or value added taxes, etc.).

5.	Amounts collected from exhibition of the Picture contributed to charitable organizations.

6.	Receipts from remakes, prequels, sequels, radio or TV series or other derivative uses of the Picture or any element thereof.

7.
Salvage value or receipts derived from print stocks, film or tape clips, stock footage, stills, props, sets, wardrobe, or other items included in Cost of Production except and only any sums received from the sale of cars purchased specifically in connection with the Picture and sold within six months after completion of photography, which sums shall be included in the Defined Receipts of the Picture.

C.
Defined Receipts Deductions "Defined Receipts Deductions" means the aggregate of all the following costs, expenses and charges paid, advanced or incurred by WDP or a Subdistributor, on a continuing basis, directly or indirectly, in connection with the distribution, exhibition and exploitation of the Picture:

1.	Theatre Level Advertising Expenses

"Theatre Level Advertising Expenses" shall mean all payments made, sums expended or credits allowed by WDP in connection with advertising and exploitation at the theatre level (whether or not WDP shares with the exhibitor the cost of such advertising and exploitation). "Theatre Level Advertising" shall include, but not be limited to, advertising in newspapers, on radio and television, personal appearances by actors and other production personnel in connection with or for the Picture, salaries and expenses of WDP's publicity-advertising personnel and field exploitation persons, all of which shall be appropriately allocated (in WDP's business judgment) to the Picture to the extent that such expenses shall be paid or incurred in connection with advertising at the theatre level.

2.	Conversion

Conversion to U.S. dollars and remittance of Defined Receipts to the U.S., including costs and fees of contesting the imposition of restrictions.

3.	Checking

Checking attendance and receipts, and investigating unauthorized use of the Picture, whether payable to or incurred by WDP employees or other Persons.

4.	Collections

Collection of Defined Receipts including attorneys' and auditors' fees and costs, and liability incurred by WDP in connection therewith.

5.	Residuals

Payments as required by applicable collective bargaining agreements by reason of exhibition of the Picture or any part thereof in any media. Any such payments made to or on behalf of Artist shall be deducted against Artist's Defined Receipts Contingent Bonus (if any) to the extent not prohibited by the  applicable collective bargaining agreement. Any payments under this Exhibit DRCB made to Artist prior to payment of residuals shall constitute a credit against such residuals to the extent not prohibited by the applicable collective bargaining agreement; provided that any such credit, when applicable, shall not be taken a second time against Artist.

6.	Trade Dues

The allocable portion, as determined in WDP's business judgment, of dues, assessments, legal fees and costs (including antitrust and piracy matters), and contributions to the MPAA, AMPTP or similarly constituted or substitute Persons throughout the universe.

7.	Licenses

All licenses, duties, customs charges, fees or any other amounts to permit exploitation of the Picture.

8.	Taxes

Taxes and governmental fees of any nature, including costs of contesting them, and interest and penalties thereon (other than WDP or Subdistributor corporate income taxes), imposed directly or indirectly on the Picture or any part thereof or on the Defined Receipts or the license, distribution or exhibition of the Picture, or collection, conversion  or remittance of monies connected therewith. Foreign remittance and withholding taxes charged to the Picture shall be determined as follows: the then-current effective tax rate for a particular country and distribution medium shall be multiplied by the Defined Receipts from such country and distribution medium.

1.2.	Miscellaneous Definitions

A.	Includes

"Includes" (and equivalents "included" or "including") and "such as", are illustrative and not intended to be limiting.

B.	Person

Any corporation, partnership or other business entity or natural person.

.C.	WDP

For the purposes hereof, "WDP" means Walt Disney Pictures and Television and Affiliates engaged in the business of theatrical, non-theatrical and television distribution of motion pictures. WDP shall not include: any theatrical exhibitor, radio or television transmitter or broadcaster; any satellite, cable or other pay television operator, nor any Person transmitting the Picture to such operators or any one else by any method or delivery system; any wholesale distributor or retailer of video discs, videocassettes or similar devices; any book or music publisher; any producer or distributor of audio products; any merchandiser; or any other similar Person, whether or not any of the foregoing excluded Persons are owned in whole or in part, operated or controlled by WDP.

D.	Affiliate

For purposes of this Exhibit DRCB, "Affiliate" shall mean any entity (other than Walt Disney Pictures and Television) that is a subsidiary of The Walt Disney Company (i.e., an entity of which The Walt Disney Company owns, directly or indirectly through one or more intermediaries, more than 50% of the voting stock) and each other entity which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, The Walt Disney Company. For purposes of this definition, the terms  "control," "controls," and "controlled" mean the power to direct the management and policies of such entity, whether through  the ownership of voting securities, by contract or otherwise.

E.	Related Party

For purposes of this Exhibit DRCB, "Related Party" shall mean any entity (other than an entity included in the definitions of WDP and Affiliate) which The Walt Disney Company owns directly or indirectly through one or more intermediaries, more than 10% of the voting stock.

F.	Territory

1.	U.S. is the United States, together with any other countries licensed by or through the distributing organization(s) servicing the U.S. for WDP.

2.	Canada is Canada, together with any other countries licensed by or through the distributing organization(s) servicing Canada for WDP.

3.	The United Kingdom (U.K.) is United Kingdom of Great Britain and Northern Ireland, Republic of Ireland, Channel Islands, Isle of Man, Gibraltar, Malta.

4.	Foreign is all countries (other than U.S., U.K. and Canada) and any other areas in the universe.

5.	All foregoing references to countries include their territories and possessions, and olitical subdivisions.

6.
Distribution to armed forces shall be included in the particular territories where such exhibitions shall occur. Distribution to airlines, ships and other means of transportation shall be included in the territory of their respective national origin.

G.	Agreement

"Agreement" is the agreement to which this exhibit is attached, together with this exhibit, and any other attached amendments, exhibits and schedules.

2.	ACCOUNTING

2.1.	Statements

WDP shall give Artist quarterly summary statements relating to the calculation of Artist's Defined Receipts Contingent Bonus for the first two years after the date established by WDP as the date of first general release of the Picture in the U.S. (or if there is no U.S. general release, then upon general release outside the U.S.); semiannually for the next two years; and annually thereafter if any Defined Receipts Contingent Bonus is payable to Artist or, if none due, only on Artist's written request, provided such request is made not more than once per year. Statements shall be issued within 90 days after the end of each accounting period and accompanied with payment of any amount shown due Artist. Notwithstanding the foregoing, if the Picture has been made available for U.S. TV syndication and the first statement thereafter issued shows that more than $500,000 in Defined Receipts would be needed before Artist would be entitled to receive Defined Receipts Contingent Bonus, WDP shall have no further obligation to render statements to Artist. If the Picture is generally reissued in the U.S. theatrically, then WDP shall resume quarterly statements for one year from the date of such reissue and thereafter in accordance with the above.

2.2.	Incontestability

Statements are subject to correction or amendment by WDP at any time. Each statement and all matters of accounting and methodology are conclusive and binding on Artist 24 months after each statement is issued, unless Artist objects in writing within that 24 month period, specifying in detail the particular items on the statement and the nature of the objection(s). If the objections are raised timely, but are not resolved, Artist may initiate a claim with respect to such objections, provided such claim is instituted within 6 months following the date of the initial written objection or prior to the expiration of the period of the applicable statute of limitations, whichever occurs first. Artist may not institute or maintain a claim against WDP with respect to any item or transaction on a statement, whether in a lawsuit, an arbitration or any other proceeding unless  Artist has first provided WDP with a timely and detaile written objection to such item or transaction. WDP must keep books of account for any given transaction on a statement for 24 months after the initial reporting of such transaction. All time periods referred to in this paragraph commence upon issuance of the first statement on which any particular transaction is reflected, and the reappearance of a transaction in cumulative statements shall not cause the running of any time period to toll or recommence.

2.3.	Books

The items reflected in the statements, to the extent they have not become incontestable or have not been previously examined, may be examined at Artist's expense, once in each 12 month period (the first of which commences upon issuance of the first statement hereunder). Such statements may only be examined by a national firm of reputable CPA's, the selection of which is subject to WDP's approval not to be unreasonably withheld. WDP shall make available for examination those books of account with respect to the distribution of the Picture which WDP customarily maintains at its Burbank-area offices Each examination of any statement or statements for a particular accounting period must be concluded within the earlier of six months following commencement or an aggregate of 30 examination days. A copy of the report of such examination shall be delivered by Artist to WDP when it is made available to Artist. Artist shall have no right to inspect or copy any tax return of WDP or any Subdistributor, Affiliate or any Related Party, or require the production of any such tax return or any information contained therein.

2.4.	Withholdings

All amounts payable to Artist under this Agreement shall be subject to all present and future laws and regulations requiring the reporting, deduction or withholding of payments for  taxes or otherwise. WDP shall have the right to make such deductions and withholdings, and the payment or reporting thereof to the governmental agency concerned in connection with WDP's good faith determination of such laws and regulations shall constitute payment hereunder to Artist. WDP shall not be liable to Artist for the making of such reports, deductions and/or withholdings or the payment thereof to the governmental agency concerned. In any such event, Artist shall have the sole responsibility for bringing and maintaining any claims against third parties regarding such reporting, deductions or withholdings.

2.5.	Address

All statements shall be deemed issued when mailed to Artist at the address for notices under this Agreement.

2.6.	Reserves

WDP shall have the right from time to time and in its business judgment to establish and adjust reserves for any distribution costs, uncollected accounts or other items which WDP believes in its business judgment will be deductible from or credited against Defined Receipts hereunder. WDP agrees to liquidate reserves within an appropriate period of time within WDP's business judgment.

2.7.	Tax Credits

WDP shall have the sole right to take whatever credits (including investment tax credits), deductions or other benefits that may be available throughout the universe, with respect to taxes and excises payable in any way in connection with the Picture or otherwise, without any accounting, credit or payment obligation to Artist.

3.	ADDITIONAL TERMS

3.1.	Arbitration

WDP and Artist agree that any dispute between them concerning the rights and obligations of WDP and Artist under this Exhibit DRCB, whether sounding in contract or tort, may only be adjudicated in accordance with the following procedure:

A.
Either (i) WDP and Artist shall mutually select an arbitrator, or (ii) if they cannot agree on such arbitrator, WDP and Artist shall each select one arbitrator and those two arbitrators shall then select a third arbitrator.

B.
The parties shall arbitrate the dispute in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (except to the extent expressly set forth elsewhere in this Exhibit DRCB) and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

3.2.	No Representation

WDP has no obligation to distribute the Picture and if it does so, Artist acknowledges that WDP has no obligation to maximize Defined Receipts and has not made any representations with respect to the likelihood or amount of Defined Receipts, deferments, contingent proceeds or Defined Receipts Contingent Bonus, if any, which will or may be derived from distribution of the Picture.

3.3.	Control of Exploitation and Marketing

A.
As between WDP and Artist, WDP shall have exclusive and perpetual control of the distribution, marketing, advertising, publicizing, exploitation, sale or other disposition of the Picture and may distribute, or withhold or withdraw the Picture from distribution at its sole discretion with respect to one or more territories or media. WDP may distribute the Picture with other pictures whether or not WDP has any interest in such other pictures.

B.
For all purposes under this Exhibit DRCB, allocations of Defined Receipts, costs, rights and other matters relating to the Picture and other motion pictures shall be allocated by WDP in its business judgment and in accordance with WDP's prevailing business practice.

C.	With respect to trailers and shorts exhibited with the Picture outside of the U.S. and Canada, Defined Receipts shall be reduced by 3% for trailers and 5% for shorts.

D.
As between WDP and Artist, WDP owns all rights to the Picture and its Defined Receipts and Contingent Proceeds, including the right to encumber, transfer or dispose of them and Artist shall have no right, title or interest therein. Artist acknowledges that its sole right under this Exhibit is a contractual right to contingent compensation in the form of, and measured by, the

E.
WDP, its agents and assigns, in its and their business judgment, shall be entitled to distribute the Picture on a percentage basis or make flat sales, make and cancel contracts, adjust  and settle disputes, and give allowances and rebates to distributors, licensees, exhibitors or other Persons whether or not any such entity is owned, operated or controlled by WDP, Affiliates or Related Parties.

F.	WDP shall have complete discretion in determining the extent, if any, to which it will audit or check payments or charges to WDP or assert claims with respect thereto.

G.
Artist acknowledges that WDP is part of a large, diversified international group of affiliated companies engaged in a variety of business activities. WDP has informed Artist that it frequently enters into business transactions with Affiliates and Related Parties, and Artist acknowledges and agrees that WDP is entitled (but is not obligated) to, and may, in its sole discretion, enter into agreements or other arrangements with Affiliates and Related Parties in connection with any or all rights relating to the Picture, including, without limitation, all exploitation rights and all subsidiary, ancillary or other rights relating thereto (the "Exploitation Rights"). Artist hereby acknowledges and agrees that WDP is under no obligation, express or implied, to offer the Exploitation Rights or any part thereof to unaffiliated or unrelated third parties, whether in lieu of or in addition to offering such rights to Affiliates and Related Parties, or to otherwise seek or secure any business arrangements with any unaffiliated or unrelated third parties with respect thereto. Without limiting the generality of any other provision of the Agreement, Artist hereby waives any right to make any claim or seek any relief, whether at law or in equity (specifically including injunctive relief), asserting the existence and/or breach of any such express or implied obligation.

In addition, Artist acknowledges and agrees that any agreement or other arrangement by WDP with an Affiliate or Related Party regarding the Exploitation Rights shall be conclusively presumed to be fair, reasonable and unobjectionable unless Artist shall establish that such agreement or other arrangement is on financial terms which, taken as a whole, are materially less favorable economically to WDP than the terms of Similar Transactions generally entered into by WDP with unaffiliated or unrelated third parties; or if there are no such unaffiliated or unrelated Similar Transactions, then by WDP with Affiliates or Related Parties (as applicable); or if there are no such Similar Transactions with Affiliates or Related Parties, then by Affiliates with any other Affiliate or Related Party (any such materially less favorable agreement or arrangement being hereinafter referred to as a "Less Favorable Arrangement"). For purposes hereof, the term "Similar Transactions" shall mean agreements or other arrangements relating to motion pictures similar to the Picture (including WDP or non-WDP Pictures)  which involve rights which are comparable to the Exploitation Rights or any relevant part thereof. WDP and Artist agree that in any arbitration between them under Paragraph 3.1 above, concerning whether WDP has entered into a Less Favorable Arrangement, the arbitrator(s) shall select an independent national accounting firm with entertainment accounting expertise who shall be present with the arbitrator(s) during the arbitration proceedings, and, on the basis of the evidence presented (including any expert testimony presented by the parties and admitted into evidence), shall provide a written report to the arbitrator(s) solely on the issue of whether there was a Less Favorable Transaction; and the above referenced records and report shall be kept in strictest confidence by the accounting firm and disclosed only to the arbitrator(s) who shall have authority, subject to a protective order maintaining the confidentiality of the information to the fullest extent permitted by law, to disclose to the parties only those relevant portions of the report indispensable to the adjudication of the issue. If pursuant to Paragraph 3.1 above, the arbitrator(s) conclude(s) that WDP has entered into a Less Favorable Arrangement with an Affiliate or Related Party, Artist's sole and exclusive remedy shall be the right to receive an adjustment on the next accounting statement when due, including any additional payments that may be required, pursuant to Paragraph 2.1 hereof, modified to the extent required to render such Less Favorable Arrangement not a Less Favorable Arrangement.

3.4.	Sales of All Rights

A.
If after completion and delivery of the Picture to WDP, WDP sells all its right, title and interest in the Picture (other than to an Affiliate or through merger or consolidation), Artist may elect that:

1.	The net sum received by WDP shall constitute Defined Receipts hereunder but further income of purchaser in connection with the Picture shall not be included in Defined Receipts, or,

2.
The net sum received by WDP shall not be included in Defined Receipts and all receipts and expenses (other than the purchase price paid to WDP) of the purchaser relating to the Picture shall be treated for purposes of accounting to Artist, as though they were receipts and expenses of WDP, provided that upon assumption by purchaser of such obligation, the sale shall be considered a novation and WDP shall thereafter have no obligation of any kind to Artist.

B.
Artist's election shall be made within 7 days after WDP notifies Artist in writing that it proposes to make such sale and identifies the purchaser and purchase price. If WDP does not receive written notice of Artist's election within 7 days after issuance of WDP's notice, then WDP shall have the right, but not the obligation, to make such election on Artist's behalf.

3.5.	Assignment by Artist

A.
Artist may assign Artist's right to receive its Defined Receipts Contingent Bonus hereunder in whole or in part, at any time after the release of the Picture, subject to WDP's approval not to be unreasonably withheld and provided that such assignment does not subject WDP to any additional liability in connection with the assignment. However, in no event shall WDP be obligated to account to more than one Person. In any event, WDP's obligation to pay in accordance with any assignment, or designation of a disbursing agent, shall be conditioned on WDP's receipt of written notice thereof, in form satisfactory to WDP, and WDP's payment in accordance therewith shall satisfy WDP's payment obligations to Artist hereunder. Artist's right to examine WDP's books of account shall not be assignable without WDP's prior written consent and in any event shall be limited to one Person.

B.
WDP shall have the right of first refusal with respect to any proposed assignment of Artist's right to receive Defined Receipts Contingent Bonus hereunder upon equivalent  terms (to the extent economically matchable) offered to Artist by a bona fide third party. Artist shall notify WDP of the terms of any such proposed assignment and WDP shall have 7 business days within which to elect to accept such terms. Artist  shall make no change in such terms which are adverse to Artist's interest without giving WDP the opportunity to accept such changed terms. If WDP does not elect to accept such terms, then Artist shall be free to accept the proposed terms of assignment from such bona fide third party provided that if such proposed assignment is not concluded within 30 days following the expiration of the 7 business day period referred to above, WDP's right of first refusal under this Paragraph 3.5.B shall revive and shall apply to each subsequent offer received by Artist. This Paragraph 3.5.B shall not apply to family gifts.

3.6.	General Terms

A.
This Agreement is not for the benefit of any third party and shall not create a partnership, joint venture, agency, trust or fiduciary obligation between WDP and Artist or make Artist WDP's agent or create a relationship between WDP and Artist other than creditordebtor to the extent amounts are due hereunder.

B.	WDP may, in its business judgment, commingle Contingent Proceeds or Defined Receipts with any other funds.

C.	Nothing in this Exhibit DRCB or the Agreement shall give Artist the right to a lien on the Picture, the Contingent Proceeds or Defined Receipts.

D.
Artist shall not be entitled to interest or any other gain which may accrue as a result of WDP's obligation to pay Artist's Defined Receipts Contingent Bonus (or part thereof) even in the event of a dispute between Artist and WDP concerning the interpretation of this Exhibit DRCB, non-payment hereunder or otherwise.

E.	Headings are for convenience only and are of no effect in construing the contents of this Agreement.

F.
Artist waives any right at law or equity to revoke, terminate, diminish or enjoin any rights granted or acquired by WDP hereunder by reason of a claimed nonpayment of monies allegedly due and payable hereunder, it being agreed that Artist's sole remedy for any such alleged non-payment shall be limited to a claim for any such money that is due and payable hereunder.

END OF EXHIBIT DRCB

SCHEDULE "A"

REFERRED TO IN PARAGRAPH 1.1.A.8 OF EXHIBIT DRCB

MUSIC PUBLISHING

1.
A royalty equal to fifteen percent (15%) of Music Publishing Contingent Proceeds ("MPCP") received by WDP from the exploitation of music publishing rights (i.e., mechanical reproduction, public performance, sheet music/folios and synchronization) to the original music and/or lyrics written specifically for and synchronized in the Picture as generally released (the "Music") shall be included in Defined Receipts.

2.
Music Publishing Defined Receipts ("MPDR") shall mean all monies actually received by WDP with respect to the Music excluding any advance, guarantee or minimum royalty payment received by WDP in connection with any subpublishing, collection, licensing or other agreement, unless such payment is specifically  attributable to the Music.

3.	MPCP shall mean MPDR less the following:

(a)	Royalties or other monies payable by WDP to the composer(s) and/or lyricist(s) of the Music.

(b)	All additional shares of MPDR payable by WDP to such composer(s), lyricist(s) and/or any other third party co-publishers, administrators or other participants.

(c)	Collection or other fees customarily and actually charged by The Harry Fox Agency, Inc., or any other collection agent used by WDP.

(d)	Copyright registration fees and the costs of transcribing lead sheets.

(e)
All other administration and exploitation expenses incurred with respect to the Music including, without limitation, the costs of producing demonstration records, advertising  and promotion expenses, costs or amounts payable to third-party publishers, co-publishers, administrators, publishing participants, subpublishers, licensees, trustees or collection  agents, attorneys' and accountants' fees directly related to the Music, and damages and expenses incurred by reason of infringement claims, but excluding rents, overhead, salaries and other similar general expenses.

4.	If Artist is entitled to receive a direct royalty or other type of payment with respect to the Music, then no portion of MPCP will be included in Defined Receipts.

WALT DISNEY PICTURES

MUSIC PUBLISHING

SCHEDULE "A" TO EXHIBIT DRCB

SCHEDULE "B"

REFERRED TO IN PARAGRAPH 1.1.A.8 OF EXHIBIT DRCB

1.
SOUNDTRACK RECORDS: In the event WDP receives any royalties in respect of the soundtrack album(s) ("Album") and/or other "phonorecords" (as that term is defined in the U.S. Copyright Act of 1976, 17 U.S.C. Sections 101, et. seq.) derived from the soundtrack of the Picture ("Soundtrack Records"), then WDP agrees that such royalties will be computed as follows for inclusion in Defined Receipts:

1.1
If an Affiliate distributes Soundtrack Records, then the royalty included in Defined Receipts shall equal 2% % ("Royalty Rate") of the suggested retail list price (or the equivalent wholesale royalty) for net sales of the Album through normal retail channels in the United States ("USNRC Sales"). The Royalty Rate shall be otherwise defined, computed, reduced and accounted for on the same basis that the Affiliate customarily accounts to third party recipients including, without limitation, in respect of foreign sales, configurations variations, taxes, flat fee licensing, coupling, singles, free goods, packaging deductions, royalty base and all other reductions and deductions. Royalties hereunder shall only be included in Defined Receipts prospectively after the recoupment from the aggregate royalty payable (or accrued against advances or other charges) by WDP in respect of Soundtrack Records (including royalties payable to artists, producers, record companies, film personnel, music supervisors, musicians and the royalty payable pursuant to this Schedule B) of the following: (i) all recording costs of the master recordings embodied in Soundtrack Records; (ii) any re-recording costs of master recordings which are re-recorded for Soundtrack Records; and (iii) all costs of converting the master recordings in the Picture from motion picture recordings to phonograph record use (including, re-recording costs, reuse fees, editing, sweetening, etc.).

1.2
In the event that WDP receives its royalties from the exploitation of Soundtrack Records by a third party distributor, then the royalty to be included in Defined Receipts shall be the "Soundtrack Contingent Proceeds" (as defined below).

1.3.
"Soundtrack Contingent Proceeds" shall mean all revenues received by WDP from the exploitation of Soundtrack Records, if any, as set forth in the applicable Soundtrack Records agreement after deduction of the following costs and third party royalties:

(a)
A sum equivalent to the actual dollar amount (including any fixed cash amounts, advances and/or royalties) actually paid to all third party performers and/or participants with respect to the music/soundtrack contained in Soundtrack Records and/or the Picture, including without limitation, cash payments and/or royalties payable to artists, producers, record companies, film personnel, music supervisors and musicians.

(b)
A sum equivalent to all artwork costs for Soundtrack Records to the extent such artwork costs are paid by or charged to WDP, remixing and remastering costs, re-recording costs, reuse fees, license fees and similar costs attributable to the recording/production and/or licensing of the master recordings embodied on Soundtrack Records, except to the extent such costs are included in the negative cost of the Picture and to the extent such Soundtrack Records costs and fees have actually been incurred directly or indirectly by WDP.

(c)
Any legal fees or related expenses incurred by WDP for outside legal counsel engaged at WDP's election to: document and/or negotiate the applicable Soundtrack Records agreement; in protecting or defending WDP's rights, privileges and benefits with respect to Soundtrack Records and/or any master recordings recorded/acquired for the Picture and/or Soundtrack Records; and/or in connection with any dispute involving any release/distribution agreement pertaining to Soundtrack Records.

(d)
In the event the Soundtrack Records distributor pays WDP any nonreturnable advance against royalties, a reasonable reserve shall be applied towards (i) third party payments payable prior to the Soundtrack Record distributor's recoupment of such advance at the "net" artist rate; and (ii) unrecouped costsincurred by WDP in respect of any Soundtrack Records and/or in excess of the budgeted cost of the music for the Picture.

1.4.
Notwithstanding the foregoing, no royalties shall be included hereunder for any so-called "storyteller" or "read-along" phonorecords or for any phonorecords embodied in other merchandise or for any audiovisual devices now known or hereafter devised.

1.5.	If Artist is entitled to receive a direct royalty or other type of payment with respect to Soundtrack Records, then no royalties from Soundtrack Records will be included in Defined Receipts.

2.
MERCHANDISING/PUBLISHING. With respect to items of merchandising (including interactive games and other products and services) and book publication (including children's storytelling recordings, as distinguished from soundtrack records, but excluding souvenir programs and similar publications) based on the Picture, then:

2.1
For items sold by a licensee of WDP, the royalties WDP receives from such licensee shall be included in Defined Receipts of the Picture after first deducting (i) a percentage deduction of: fifty percent (50%), inclusive of subdistributor fees, for items sold in the U.S.; sixty-five percent (65%), inclusive of subdistributor fees, for items sold outside the U.S.; and fifteen percent (15%) plus any subdistributor's fees for any book novel; and (ii) out-of-pocket costs and royalties to third parties; or

2.2
For items are sold by WDP at the wholesale or retail level, at WDP's discretion, either:(i) an amount equal to seven (7%) of the wholesale price of such items sold by WDP at the wholesale level (less a reasonable allowance for returns); or (ii) an amount equal to seven percent (7%) of fifty percent (50%) of the gross retail revenues of such items sold by WDP at the retail level (less a reasonable allowance for returns) shall be included in Defined Receipts of the Picture after first deducting (a) a percentage deduction of fifty percent (50%) for items sold in the U.S.; sixty-five percent (65%) for items sold outside the U.S.; and fifteen percent (15%) with respect to any book novel; and (b) out-of pocket costs and royalties to third parties.

2.3	In no event shall any items of merchandise be treated as falling under both provisions 2.1 or 2.2 above.

2.4
If Artist is entitled to receive a direct royalty or other type of payment with respect to the exercise of merchandising and book publication rights, then no royalties therefrom will be included in Defined Receipts.

WALT DISNEY PICTURES

SOUNDTRACK RECORDS/MERCHANDISING/PUBLISHING

SCHEDULE "B" TO EXHIBIT DRCB

RIDER TO EXHIBIT "DRCB"

This Rider is attached to and made a part of Exhibit "DRCB" which is attached to the agreement ("Agreement") dated as of December 11, 2003 between WALT DISNEY PICTURES ("WDP") and PLATINUM STUDIOS LLC ("Owner") relating to the Picture identified therein.

1.	With respect to Paragraph 1.1.A.2. (DEFINITIONS, DEFINED RECEIPTS), Subdistributors hereunder shall be deemed to include WDP sales agents (if any).

2.
With respect to Paragraph 1.1.A.5. (DEFINITIONS, DEFINED RECEIPTS), the words "excluding costs of WDP in-house counsel in connection with such copyright infringement claims" shall be inserted immediately after the word "costs" but within the parenthetical; and the words "unfair competition, trademark, and/or patent infringement and/or defamation claims" shall be inserted immediately after the word "infringers."

3.	With respect to Paragraph 1.1.A.8. (DEFINITIONS, DEFINED RECEIPTS), the words "and other receipts" shall be inserted immediately after the word "royalties" in the first line.

4.
With respect to Paragraph 1.1 .A. (DEFINITIONS, DEFINED RECEIPTS), the following are added as new Paragraphs 9. and 10. thereof: "9. Receipts from the distribution of trailers for the Picture; and 10. Receipts allocable to the Picture as received from the Copyright Tribunal, payable pursuant to Section III of the 1976 U.S. Copyright Act. There will be no Percentage Deduction applied to the receipts under this subparagraph 10."

5.
With respect to Paragraph 1.1.B.3. (DEFINITIONS, DEFINED RECEIPTS XCLUSIONS), after the word "WDP" in the seventh line, the words "for any purpose" shall be inserted; and the following shall be added at the end of the Paragraph, "or unless freely remittable to the U.S. in U.S. dollars. There shall be no unreasonable delay with respect to the conversion and remittance of foreign receipts hereunder."

6.	With respect to Paragraph 1.1.B.5. (DEFINITIONS, DEFINED RECEIPTS EXCLUSIONS), the words "any charitable screening" shall be inserted immediately after the word "from" in the first line.

7.	With respect to Paragraph 1.1.B.7. (DEFINITIONS, DEFINED RECEIPTS EXCLUSIONS), the words "or such other major items" shall be inserted immediately after the word "cars" in the fifth line.

8.
With respect to Paragraph 1.1.C.3. (DEFINITIONS, DEFINED RECEIPTS EDUCTIONS, CHECKING), the following shall be added thereto: "provided such checking costs shall not exceed one percent (1%) of the worldwide Defined Receipts of the Picture."

9.
With respect to Paragraph 1.1.C.4. (DEFINITIONS, DEFINED RECEIPTS DEDUCTIONS, COLLECTIONS), the word "outside" shall be inserted immediately after the word "including" in the first line and also immediately after the word "and" in the second line.

10.
With respect to Paragraph 1.1.1.C.6. (DEFINITIONS, DEFINED RECEIPTS DEDUCTIONS, TRADE DUES), the following sentence is added to the end of this paragraph: "Notwithstanding the foregoing, Defined Receipts shall not be reduced by more than: (1) $250,000 in the aggregate for domestic trade association fees payable by WDP to the M.P.A.A., A.M.P.T.P. and/or any similarly constituted or substitute person or successor organization to which WDP may now or hereafter belong on account of receipts or proceeds from the distribution of the Picture; and (2) $250,000 in the aggregate for foreign trade association fees payable by WDP to the M.P.E.A. and/or any successor organization to which WDP may now or hereafter belong on account of receipts or proceeds from the distribution of the Picture."

11.
With respect to Paragraph 1.1.C.8. (DEFINITIONS, DEFINED RECEIPTS DEDUCTIONS, TAXES), (a) the words "(appropriately allocated)" shall be inserted immediately after the word "nature" in the first line; and (b) the following shall be added as the last sentences thereof: "In the event of any tax refunds and/or in the event of any interest adjustment, Distribution Costs shall be credited (without any Percentage Deduction taken) with respect thereto. The words 'corporate income taxes' appearing herein shall mean taxes based on net income, so-called excess profits, and to the extent such are in the nature of taxes based on net income or so-called excess profit taxes -- franchise and corporation income taxes. Also to  the extent any such taxes paid by WDP are deducted and subsequently refunded, an appropriate retroactive adjustment shall be made."

12.
With respect to Paragraph 1.2.F.1. (DEFINITIONS, MISCELLANEOUS DEFINITIONS, TERRITORY), the following words shall be added thereto: "and all transportation companies, armed services or institutions flying the flag of the U.S."

13.
With respect to Paragraph 1.2.F.6. (DEFINITIONS, MISCELLANEOUS DEFINITIONS, TERRITORY), the words "such exhibitions shall occur" in the second and third lines shall be deleted and the words "agreements relating to such exhibition are entered into" shall be inserted in place thereof.

14.
With respect to Paragraph 2.1. (ACCOUNTING, STATEMENTS), (a) solely in the event Owner is receiving Defined Receipts Contingent Bonus payments hereunder within the first two years, then (i) the word "three" shall replace the word "two" in the third line; (ii) the word "year" shall be inserted immediately after the word "next" in the seventh line; (iii) the words "two years" shall be deleted therefrom; and (b) "$500,000" shall be changed to "$750,000" in the seventeenth line.

15.
With respect to Paragraph 2.1. (ACCOUNTING, STATEMENTS), the following is added immediately before the last sentence thereof: "but the foregoing shall not limit Owner's right to request a statement as provided in the first sentence of this paragraph 2.1." And the following is added to the last sentence thereof: "and if the Picture is broadcast on prime time network television in the U.S. or exhibited on a premium pay TV service or The Disney Channel or similar pay cable stations in the first free TV window, in the U.S., WDP shall account therefor by issuing a quarterly statement for one year starting on the accounting period within which the Picture has been so exhibited, accompanied by payment of the amount, if any, shown thereby to be due Owner."

16.
With respect to Paragraph 2.2. (ACCOUNTING, INCONTESTABILITY), the number "36" shall be substituted for the numeral "24" in each place therein; the word "issued" shall be deleted from the fifth line thereof and the word "received" substituted therefor; and the numeral "12" shall be substituted for the numeral "6" in the tenth line thereof

17.
With respect to Paragraph 2.2. (ACCOUNTING, INCONTESTABILITY), the following shall be inserted immediately after the word "objection" in the eleventh line: "or if commenced in 6 months after completion of audit, if such audit is commenced prior to, but completed on a timely basis after said 36-month period."

18.
With respect to Paragraph 2.2. (ACCOUNTING, INCONTESTABILITY) the following sentence shall be inserted immediately after the sentence ending with the word "first" in the thirteenth line: "The foregoing period within which Owner may raise objections shall recommence, but only with respect to certain transactions or items included in previous statements that have been thereafter revised and/or corrected."

19.	With respect to Paragraph 2.3. (ACCOUNTING, BOOKS), the word "national" is deleted from the seventh line.

20.
With respect to Paragraph 2.3. (ACCOUNTING, BOOKS), the word "issuance" is deleted from the fifth line and the word "delivery" is substituted therefor, and the following sentence shall be inserted immediately after the word "withheld" in the ninth line: "The 'big five' accounting firms excluding Price Waterhouse Coopers are pre-approved by WDP subject to any conflict of interest that may exist or arise. Laventhol & Horwath or any successor-in-interest or any of its present or former principals or employees shall be deemed not approved by WDP so long as they are representing Silver Screen Partners as auditors and/or if they previously represented Silver Screen as auditors on any WDP picture. In addition, any auditor(s) that represents Touchwood Pacific Partners I and/or Interscope Communications Inc./Nomura, Babcock and Brown Unit One Film Partners and/or any other financier of the Picture and/or any other WDP picture shall be deemed not approved by WDP."

21.
With respect to Paragraph 2.4. (ACCOUNTING, WITHHOLDINGS), the following shall be added at the end thereof: "Any moneys so recovered by Owner resulting from such claims or prosecutions shall be retained by Owner unless WDP has a prior existing claim or lien, provided however that nothing herein shall be deemed a waiver of either party's rights or remedies in law or equity.

22.
With respect to Paragraph 2.6. (ACCOUNTING, RESERVES), the following shall be added thereto: "In any event, WDP shall liquidate any such reserves within 12 months after establishing the same unless there is any claim and/or litigation pending, in which case WDP may continue to maintain such reserves".

23.
With respect to Paragraph 3.3.A. (MISCELLANEOUS, CONTROL OF EXPLOITATIONAND MARKETING) the following shall be added after the word "Owner" in the first line: "subject to Owner's consultation rights, if any, in connection therewith as more fully set forth in this Agreement,"

24.
With respect to Paragraph 3.3.A. (MISCELLANEOUS, CONTROL OF EXPLOITATION AND MARKETING), the following shall be added following the last sentence thereof: "subject to, and except as provided to the contrary in the Agreement to which this Rider is attached. Notwithstanding the foregoing, there shall be no sub-distribution of the Picture in the U.S. or Canada unless WDP customarily uses sub-distributors for distribution in the U.S. and/or Canada and at that time with respect to substantially all other motion pictures during the same calendar year."

25.	With respect to Paragraph 3.3.B. (ADDITIONAL TERMS, CONTROL OF EXPLOITATION AND MARKETING), the words "good faith" shall be inserted immediately after the word "business" in the fourth line.

26.
With respect to Paragraph 3.3.C. (ADDITIONAL TERMS, CONTROL OF EXPLOITATION AND MARKETING), the words "trailers and" are deleted from the first line, and the words "for trailers and 5% " are deleted from the third line thereof.

27.	With respect to Paragraph 3.4.A.1. (ADDITIONAL TERMS, SALES OF ALL RIGHTS), the word "sum" in the first line shall be changed to "sum(s)."

28.
With respect to Paragraph 3.4.A.2. (ADDITIONAL TERMS, SALES OF ALL RIGHTS), the following shall be inserted immediately after the word "assumption" in the eighth line: "in writing and subject to full performance."

29.
With respect to Paragraph 3.4.B. (ADDITIONAL TERMS, SALES OF ALL RIGHTS), the words "14 business days" shall be substituted for the words "7 days" in the each place therein. In addition, the words "and other material terms" shall be inserted immediately after the word "price" in the fourth line.

30.
With respect to Paragraph 3.5.A (MISCELLANEOUS, ASSIGNMENT BY OWNER), the words "completion of services" shall be inserted immediately after the word "after" in the third line; and the words "the release of the Picture" in the third line shall be deleted.

31.
With respect to Paragraph 3.5.A. (ADDITIONAL TERMS, ASSIGNMENT BY OWNER), the following shall be added after the word "Picture" in the third line: "or to Artist's loan-out company or other closely held corporation and vice-versa; provided that, and subject to, all parties signing WDP's customary (i) Notice of Irrevocable Authority and (ii) Acknowledgment of Notice of Irrevocable Authority."

32.
With respect to Paragraph 3.5.B. (ADDITIONAL TERMS, ASSIGNMENT BY OWNER), the word "material" shall be inserted before the word "change" in the eighth line thereof, and the following words shall be added to the last sentence thereof: "or a transfer to any corporation or entity wholly owned or controlled by Owner."

END OF RIDER

EXHIBIT "CB"

This Exhibit is attached to and made part of the Agreement dated as of December 11, 2003 between WALT DISNEY PICTURES ("WDP") and PLATINUM STUDIOS ("Owner") for WDP's option to acquire all right, title and interest in and to the unpublished comic book written and owned by Owner entitled "Unique", relating to the motion picture project currently entitled "UNIQUE" or such other project(s) or production(s) described therein (the "Picture").

NOTE: PLEASE READ CAREFULL

This Exhibit CB sets forth the contractual formula to be used solely for the definition, computation, and accounting of Contingent Proceeds and payment, if any, of Lender's Contingent Bonus as provided in the Agreement.

Lender and Artist understand and agree that: (1) the defined terms shall have the meanings described in this Exhibit CB; (ii) the words or defined terms used herein may not necessarily correspond in any way to generally accepted accounting principles or any other definitions associated with the practices of accounting or auditing; (iii) there is no guarantee whatsoever, and it is unlikely, that any Contingent Bonus will become payable to Lender, regardless of the level of income, revenues, profits and/or receipts, if any, that WDP, Affiliates or Related Parties, or any distributor or exhibitor realizes from the exploitation of the Picture; (iv) Lender shall be entitled to the payment of Contingent Bonus amounts only in accordance with the terms hereof, and Lender and Artist acknowledge and understand that any such payment is entirely speculative; (v) Lender and Artist have been represented by counsel or other representative(s) of their choice in the negotiation of the terms of the Agreement and this Exhibit CB; (vi) Lender and Artist have a full understanding of the terms of the Agreement and this Exhibit CB; (vii) WDP's, Affiliates' and Related Parties' accountings for financial reporting, tax reporting or other purposes are not prepared in the same manner as accountings pursuant to this Exhibit CB; (viii) no fiduciary relationship whatsoever exists between WDP, on the one hand, and Lender and Artist, on the other hand, including without limitation, arising from the obligation of WDP to account for Contingent Proceeds and potentially to pay a Contingent Bonus to Lender; (ix) the terms of this exhibit are part of a comprehensive negotiated, agreement that contains both economic and non-economic terms; and, which taken as a whole, is the product of an arm's length give and take negotiation whether or not changes have been made to this Exhibit CB; and (x) no representations whatsoever, expressed or implied, have been made to Lender or Artist that are contrary to this Paragraph.

Initialed:                                (Lender) and                                     (Artist)

EXHIBIT CB

CONTINGENT BONUS FORMULA

"Contingent Proceeds" shall mean the Defined Receipts, if any, remaining after WDP deducts and retains for its own account, the following items on a continuing basis in the following order of priority:

A.	FIRST DEDUCTION - First, an amount equal to the following percentages ("Percentage Deduction") of Defined Receipts:

• From Defined Receipts (other than Flat Sales and Free TV)
oU.S. and Canada	30%
oU.K.	35%
oForeign	40%
• From Flat Sales Defined Receipts	15%
• From Free TV Defined Receipts
oU.S. Network	25%
oU.S. Non-Network and Canada	35%
oForeign and U.K.	40%

B.	SECOND DEDUCTION - Next, from the remaining amount of Defined Receipts, an amount equal to the Distribution Costs plus an additional 10% of Ad and Publicity Costs.

C.
THIRD DEDUCTION - Next, from the remaining amount of Defined Receipts, if any, whether or not funds are actually borrowed for the Picture, and irrespective of the actual funding arrangements or WDP's actual financing costs for the Picture or WDP's borrowing rate, as WDP's funding charge, an amount equal to 1.25 times the prime rate of the Bank of America, as the same may vary from time to time, on the total amount of the Fourth Deduction below, commencing from the respective dates on which amounts chargeable under the Fourth Deduction are paid or incurred (whichever first occurs) and continuing until the middle of the accounting period in which those amounts are recouped.

D.
FOURTH DEDUCTION - Next, from the remaining amount of Defined Receipts, if any, an amount equal to the Cost of Production plus an additional 15% of Cost of Production, which 15% shall be charged concurrently with the incurring of the respective items of Cost of Production.

E.
FIFTH DEDUCTION - Next, from the remaining amount of Defined Receipts, if any, an amount equal to the Other Contingent Amounts. The remaining amount, if any, shall be the Contingent Proceeds from which Lender's percentage or share thereof (the "Contingent Bonus") shall be calculated. The terms used in this Contingent Bonus Formula are defined in, and the Contingent Bonus hereunder shall be accounted for, pursuant to the terms and conditions of the attached Schedule 1:

SCHEDULE 1

1.	DEFINITIONS

1.1	Defined Receipts

A.	"Defined Receipts" means the aggregate of all receipts actually received by WDP on behalf of the Picture in U.S. dollars in the U.S. or in a foreign currency which are not Restricted Funds, only from:

1.	WDP's direct distribution of the Picture in theatres and on television ("TV"), including theatrical and non-theatrical exhibitions, and free, cable and pay TV exhibitions.

2.
Distribution of the Picture by any erson other than WDP licensed by WDP with an obligation to report receipts and expenses to WDP (a "Subdistributor"). WDP shall, to the extent reported and accounted to WDP, treat all such receipts received and earned by the Subdistributor, and all distribution costs incurred by the Subdistributor as though such receipts were received and earned by WDP and such distribution costs were incurred by WDP; provided, however, that WDP's applicable Percentage Deduction shall include the Subdistributor's distribution fee, and the licensing or other arrangement between WDP and each Subdistributor shall not be taken into account in WDP's accounting to Lender under this Exhibit CB.

3.
Manufacture and distribution of audio-visual cassettes, video discs and all electronic, digital and/or optical storage and/or transmission formats, any analog or digital reproductions, or any similar device and/or format embodying the complete Picture in linear form, whether now known or hereafter devised ("Video Devices"); provided that Defined Receipts for Video Devices shall be: (a) if WDP distributes Video Devices, a royalty in an amount equal to 20% of the sums actually received by such entity (less taxes, credits and returns) from its distribution thereof; or (b) royalties actually received by WDP from any unaffiliated third party Video Device distributor less royalties payable to other third parties.

4.
"Flat Sale" licenses for the theatrical exhibition of the Picture for a specified period for any territory or area (excluding the U.S. and Canada) in consideration of the payment of a specified amount not calculated by a percentage of receipts of the applicable licensee.

5.	Compensatory receipts (less all costs and fees) from copyright infringers of the Picture.

6.
Receipts from theater box office operated by WDP in connection with four-wall or road show exhibitions of the Picture to the extent receipts from all such exhibitions taken as a whole exceed costs incurred for all such exhibitions.

7.	Cash subsidies granted by governmental agencies or prizes to the extent granted solely with respect to the Picture.

8.
The royalties as provided in Schedules A (Music) and B (Soundtrack Records, Merchandising/Publishing), which are attached hereto and incorporated herein by this reference. There will be no Percentage Deduction applied to the royalties under this subparagraph 8. There shall not be any Percentage Deduction on Defined Receipts from each of Paragraph 1.1.A.5 and Paragraph 1.1.A.7 above. If the respective costs relating to each of Paragraph 1.1.A.5, 1.1.A.6 or Paragraph 2 of Schedule B, and applicable Percentage Deduction, if any, pursuant to Paragraph 1.2, exceed receipts from each of Paragraph 1.1.A.5, 1.1.A.6 or Paragraph 2 of Schedule B, respectively, such excess costs of each shall separately be deductible as a Distribution Cost.

B.	Defined Receipts Exclusions

The following are not included in Defined Receipts:

1.
Box office or other amounts retained by any theater or other exhibition venue (except as specified in Paragraph 1.1.A.6 hereof) for their own account; and receipts of: broadcasters and other transmitters by all means now known or hereafter devised; wholesale or retail distributors, licensors or sellers of Video Devices, audio devices and other products; book or music publishers; merchandisers and retailers; or any other similar Person, whether or not any or all such excluded Persons are owned, operated or controlled by WDP, Affiliates or Related Parties.

2.
Amounts received from advance payments or security deposits unless earned by exhibition or broadcast, or (subject to Paragraph 1.1.A.2) unconditionally non-returnable, and refunds, rebates or adjustments granted to other Persons by WDP.

3.
Amounts payable in foreign currency and not received by WDP in the U.S. due to remittance restrictions ("Restricted Funds"). Restricted Funds shall not be included in Defined Receipts nor accounted for unless and until they have been received by WDP in U.S. dollars in the U.S. or expended by WDP in the territory in which held, except as provided in 1.1.B.3 (a) below.

(a)
If any Contingent Bonus becomes payable to Lender under this Agreement, Lender may notify WDP in writing that Lender desires to have included in Lender's Contingent Bonus, Lender's share of Restricted Funds in a particular territory and designate a bank or other representative in such country, to whom payment may be made for Lender's account. Upon WDP's receipt of such notice and all required permissions, such payment shall be made to Lender's representative at Lender's expense. Upon payment of Lender's share of Restricted Funds, WDP shall have no further obligation to account for such Restricted Funds whether as Defined Receipts or otherwise.

(b)
On Lender's written request, WDP shall report to Lender the amount of Restricted Funds (if any) which under this Paragraph 1.1.B.3 have not yet been included in Defined Receipts as of the closing date of the most recent statement which has been furnished to Lender under Paragraph 2.1 below.

4.	Amounts collected in connection with the distribution of the Picture as taxes or for payment of taxes (e.g., admission, sales, use or value added taxes, etc.).

5.	Amounts collected from exhibition of the Picture contributed to charitable organizations.

6.	Receipts from remakes, prequels, sequels, radio or TV series or other derivative uses of the Picture or any element thereof.

7.
Salvage value or receipts derived from print stocks, film or tape clips, stock footage, stills, props, sets, wardrobe, or other items included in Cost of Production except and only any sums received from the sale of cars purchased specifically in connection with the Picture and sold within six months after completion of photography, which sums shall be included in the Defined Receipts of the Picture without any Percentage Deduction.

1.2.	PercentageDeduction

"Percentage Deduction" means the percentage of Defined Receipts set forth in the Contingent Bonus Formula as the First Deduction which WDP shall deduct and retain for its own account.

1.3.	Distribution Costs

A.
"Distribution Costs" means the aggregate of all costs, expenses and charges paid, advanced or incurred by WDP or a Subdistributor, directly or indirectly, in connection with the distribution, exhibition and exploitation of the Picture, which are not included in Cost of Production, including any of the following:

1.	Ad and Publicity Costs

Advertising, promoting, marketing, exploiting and publicizing (collectively "ad" or "advertising") in connection with the Picture, including the cost of ad space, time, and physical material used for ads and commercials; shipping, integrating and monitoring of ads and commercials; preparation and dissemination of ad material; salaries, fees, travel and business  expenses of WDP advertising and marketing executives, personalities connected to the Picture, and publicists, press representatives and field exploitation persons appropriately allocated (in WDP's business judgment) to the Picture, whether or not incurred by or paid to WDP employees or other persons; previews, screenings, premieres, film festivals, trade shows and sales events; entertainment of press and personalities; research and tests of ad concepts and effectiveness; press books and kits, trailers, stills and other accessories and publicity releases; advertising allowances to theatres or other exhibitors regardless of how made; commercial tie ups; other advertising and publicity costs whether directed to the consumer or the exhibitor and institutional costs.

2.	Conversion

Conversion to U.S. dollars and remittance of Defined Receipts to the U.S., including costs and fees of contesting the imposition of restrictions.

3.	Checking

Checking attendance and receipts, and investigating unauthorized use of the Picture, whether payable to or incurred by WDP employees or other Persons.

4.	Claims

All expenses, costs and attorneys' fees in connection with the investigation, assertion, prosecution or defense of claims or litigation relating to the Picture and the gross amount paid for the settlement or satisfaction of any claims, judgments or decrees in connection therewith.

5.	Collections

Collection of Defined Receipts including attorneys' and auditors' fees and costs, and liability incurred by WDP in connection therewith.

6.	Copyright and Royalties

Copyright, trademark and patent costs in connection with the Picture and royalties payable with respect thereto.

7.	Other Versions

Making, delivering and using foreign, radio, TV or any other media versions of the Picture, or titles thereof, or making changes required by censorship and rating considerations.

8.	Residuals

Payments as required by applicable collective bargaining agreements by reason of exhibition of thePicture or any part thereof in any media. Any such payments made to or on behalf of Lender shall be deducted against Lender's Contingent Bonus (if any) to the extent not prohibited by the applicable collective bargaining agreement. Any payments under this Exhibit CB made to Lender prior to payment of residuals shall constitute a credit against such residuals to the extent not prohibited by the applicable collective bargaining agreement; provided that any such credit, when applicable, shall not be taken a second time against Lender.

9.	Insurance

Insurance coverage for any and all risks of loss or liability with respect to the Picture and any components thereof. WDP may elect in its sole discretion to self-insure as to any items of risk, and charge an amount equal to the insurance premium WDP would otherwise have paid for such insurance.

10.	Trade Dues

The allocable portion, as determined in WDP's business judgment, of dues, assessments, legal fees and costs             (including antitrust and piracy matters), and contributions to the MPAA, AMPTP or similarly constituted or substitute Persons throughout the universe.

11.	Licenses

All licenses, duties, customs charges, fees or any other amounts to permit exploitation of the Picture.

12.	Prints

Prints of the Picture including lab, labor, service and materials, titles, discs, dubbing, subtitling, gauge reductions, inspection, repair, shipping, storage, delivery and insurance thereon.

13.	Taxes

Taxes and governmental fees of any nature, including costs of contesting them, and interest and penalties thereon (other than WDP or Subdistributor corporate income taxes), imposed directly or indirectly on the Picture or any part thereof or on the Defined Receipts or the license, distribution or exhibition of the Picture, or collection, conversion or remittance of monies connected therewith. Foreign remittance and withholding taxes charged to the Picture shall be determined as follows: the then-current effective tax rate for a particular country and distribution medium shall be multiplied by the Defined Receipts from such country and distribution medium.

14.	Transportation, Shipping Packaging, etc.

Transportation, shipping, warehousing, reels and containers, and all other costs of delivering the Picture for exhibition.

B.
All discounts, rebates or credits received by WDP specifically relating to the Picture shall be taken into account in computing Distribution Costs hereunder other than those based on: (i) volume or quantity of advertising, prints, negatives or other materials, or (ii) the manner or time of payment of any Distribution Cost item.

1.4	.Other Contingent Amounts

"Other Contingent Amounts" means amounts such as deferments, defined receipts, contingent bonus (or similar payment), or otherwise, to any Person including Lender for rights or services in connection with the Picture, excluding: (1) the Contingent Bonus payable to Lender or retained by WDP hereunder; and (2) contingent bonus payments (or other contingent payments) which reduce Lender's Contingent Bonus to the extent provided in this Agreement. Other Contingent Amounts will be deducted if, when and to the extent that WDP's obligation to pay them accrues, whether or not such payments have become due or been made and regardless of whether WDP has recovered the Cost of Production.

1.5.	Cost Of Production

"Cost of Production" is the aggregate of all costs, charges, claims and expenses paid or incurred by WDP in connection with the development, production and delivery of the Picture and its trailers, including payments required to be made following production of the Picture, determined in the customary manner WDP accounts for production costs at the time the Picture is produced. If WDP's facilities are used, a use charge shall be included in the Cost of Production in accordance with the then-current WDP facilities charge schedule. To the extent that WDP employees render services in connection with the Picture, employee fringe benefit costs for such employees shall not exceed the effective fringe benefit rate for Walt Disney Pictures and Television employees during the fiscal year  preceding the fiscal year in which the services were rendered. To the extent that WDP's contractual obligation to pay Defined Receipts to any Person, including Lender,  for rights or services in connection with the Picture accrues before any Contingent Proceeds hereunder have been derived, such payments of Defined Receipts shall be deemed included in the Cost of Production regardless of whether the obligation is fixed or dependent upon Defined Receipts. An additional amount by which the Cost of Production exceeds the approved Picture budget by the lower of $300,000 or 10% of the budget shall be deemed included in Cost of Production, but such excess overbudget amount shall not itself bear WDP's funding charge set forth as the Third Deduction in Paragraph C. of the Contingent Bonus Formula nor the additional 15% charge set forth as the Fourth Deduction in Paragraph D. of the Contingent Bonus Formula. Excess costs incurred due to force majeure, changes requested or approved by WDP as confirmed by a Business Affairs executive of WDP in writing, and retroactive increases to scale personnel under collective bargaining agreements are excluded from overbudget computation.

1.6.	Miscellaneous Definitions

A.	Free TV

"Free TV" is television exhibition for which no fee or subscription is charged to the viewer.

B.	Network

"Network" means ABC, NBC or CBS or any other similar affiliated group of Free TV television stations broadcasting more than fifteen hours of prime time programming per week with eighty percent U.S. clearance.

C.	Includes

"Includes"                      (and equivalents "included" or "including") and "such as", are illustrative and not intended to be limiting.

D.	Person

Any corporation, partnership or other business entity or natural person.

E.	WDP

For the purposes hereof, "WDP" means Walt Disney Pictures and Television and Affiliates engaged in the business of theatrical, non-theatrical and television distribution of motion pictures. WDP shall not include: any theatrical exhibitor, radio or television transmitter or broadcaster; any satellite, cable or other pay television operator, nor any Person transmitting the Picture to such operators or any one else by any method or delivery system; any wholesale distributor or retailer of video discs, videocassettes or similar devices; any book or music publisher; any producer or distributor of audio products; any merchandiser; or any other similar Person, whether or not any of the foregoing excluded Persons are owned in whole or in part, operated or controlled by WDP.

F.	Affiliate

For purposes of this Exhibit CB, "Affiliate" shall mean any entity (other than Walt Disney Pictures and Television) that is a subsidiary of The Walt Disney Company (i.e., an entity of which The Walt Disney Company owns, directly or indirectly through one or more intermediaries, more than 50% of the voting stock) and each other entity which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, The Walt Disney Company. For purposes of this definition, the terms "control," "controls," and "controlled" mean the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

G.	Related Party

For purposes of this Exhibit CB, "Related Party" shall mean any entity (other than an entity included in the definitions of WDP and Affiliate) which The Walt Disney Company owns directly or indirectly through one or more intermediaries, more than 10% of the voting stock.

H. Territory
1.  U.S. is the United States, together with any other countries licensed by or through the distributing organization(s) servicing the U.S. for WDP.

2.  Canada is Canada, together with any other countries licensed by or through the distributing organization(s) servicing Canada for WDP.

3.  The United Kingdom (U.K.) is United Kingdom of Great Britain and Northern Ireland, Republic of Ireland, Channel Islands, Isle of Man, Gibraltar, Malta.

4.  Foreign is all countries (other than U.S., U.K. and Canada) and any other areas in the universe.

5.  All foregoing references to countries include their territories and possessions, and political subdivisions.

6.  Distribution to armed forces shall be included in the particular territories where such exhibitions shall occur. Distribution to airlines, ships and other means of transportation shall be included in the territory of their respective national origin.

1 Agreement
"Agreement" is the agreement to which this exhibit is attached, together with this exhibit, and any other attached amendments, exhibits and schedules.

2. ACCOUNTING 2.1. Statements

WDP shall give Lender quarterly summary statements relating to the calculation of Lender's Contingent Bonus for the first two years after the date established by WDP as the date of first general release of the Picture in the U.S. (or if there is no U.S. general release, then upon general release outside the U.S.); semiannually for the next two years;and annually thereafter if any Contingent Bonus is payable to Lender or, if none due, only on Lender's written request, provided such request is made not more than once per year. Statements shall be issued within 90 days after the end of each accounting period and accompanied with payment of any amount shown due Lender. Notwithstanding the foregoing, if the Picture has been made available for U.S. TV syndication and the first statement thereafter issued shows that more than $500,000 in Defined Receipts would be needed before Lender would be entitled to receive Contingent Bonus, WDP shall have no further obligation to render statements to Lender. If the Picture is generally reissued in the U.S. theatrically, then WDP shall resume quarterly statements for one year from the date of such reissue and thereafter in accordance with the above.

2.2.  incontestability
Statements are subject to correction or amendment by WDP at any time. Each statement and all matters of accounting and methodology are conclusive and binding on Lender 24 months after each statement is issued, unless Lender objects in writing within that 24 month period, specifying in detail the particular items on the statement and the nature of the objection(s). If the objections are raised timely, but are not resolved, Lender may initiate a claim with respect to such objections, provided such claim is instituted within 6 months following the date of the initial written objection or prior to the expiration of the period of the applicable statute of limitations, whichever occurs first. Lender may not institute or maintain a claim against WDP with respect to any item or transaction on a statement, whether in a lawsuit, an arbitration or any other proceeding unless Lender has first provided WDP with a timely and detailed written objection to such item or transaction. WDP must keep books of account for any given transaction on a statement for 24 months after the initial reporting of such transaction. All time periods referred to in this paragraph commence upon issuance of the first statement on which any particular transaction is reflected, and the reappearance of a transaction in cumulative statements shall not cause the running of any time period to toll or recommence.

2.3. Books
The items reflected in the statements, to the extent they have not become incontestable or have not been previously examined, may be examined at Lender's expense, once in each 12 month period (the first of which commences upon issuance of the first statement hereunder). Such statements may only be examined by a national firm of reputable CPA's, the selection of which is subject to WDP's approval not to be unreasonably withheld.WDP shall make available for examination those books of account with respect to the distribution of the Picture which WDP customarily maintains at its Burbank-area offices. Each examination of any statement or statements for a particular accounting period must be concluded within the earlier of six months following commencement or an aggregate of 30 examination days. A copy of the report of such examination shall be delivered by Lender to WDP when it is made available to Lender. Lender shall have no right to inspect or copy any tax return of WDP or any Subdistributor, Affiliate or any Related Party, or require the production of any such tax return or any information contained therein.

2.4. Withholdings
All amounts payable to Lender under this Agreement shall be subject to all present and future laws and regulations requiring the reporting, deduction or withholding of payments for taxes or otherwise. WDP shall have the right to make such deductions and withholdings, and the payment or reporting thereof to the governmental agency concerned in connection with WDP's good faith determination of such laws and regulations shall constitute payment hereunder to Lender. WDP shall not be liable to Lender for the making of such reports, deductions and/or withholdings or the payment thereof to the governmental agency concerned. In any such event, Lender shall have the sole responsibility for bringing and maintaining any claims against third parties regarding such reporting, deductions or withholdings.

2.5. Address

All statements shall be deemed issued when mailed to Lender at the address for notices under this Agreement.

2.6. Reserves

WDP shall have the right from time to time and in its business judgment to establish and adjust reserves for any distribution costs, uncollected accounts or other items which WDP believes in its business judgment will be deductible from or credited against Defined Receipts hereunder. WDP agrees to liquidate reserves within an appropriate period of time within WDP's business judgment.
2.7. Tax Credits

WDP shall have the sole right to take whatever credits (including investment tax credits), deductions or other benefits that may be available throughout the universe, with respect to taxes and excises payable in any way in connection with the Picture or otherwise, without any accounting, credit or payment obligation to Lender.

3. ADDITIONAL TERMS

3.1. Arbitration
WDP and Lender agree that any dispute between them concerning the rights and obligations of WDP and Lender under this Exhibit CB, whether sounding in contract or.tort, may only be adjudicated in accordance with the following procedure:
A. Either (i) WDP and Lender shall mutually select an arbitrator, or (ii) if they cannot agree on such arbitrator, WDP and Lender shall each select one arbitrator and those two arbitrators shall then select a third arbitrator.

B. The parties shall arbitrate the dispute in accordance with the then-prevailingCommercial
Arbitration Rules of the American Arbitration Association (except to the extent expressly set forth elsewhere in this Exhibit CB) and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

3.2. No Representation
WDP has no obligation to distribute the Picture and if it does so, Lender acknowledges that WDP has no obligation to maximize Defined Receipts and has not made any representations with respect to the likelihood or amount of Defined Receipts, deferments, Contingent Proceeds or Contingent Bonus, if any, which will or may be derived from distribution of the Picture.

3.3. Control of Exploitation and Marketing
A.  As between WDP and Lender, WDP shall have exclusive and perpetual control of the distribution, marketing, advertising, publicizing, exploitation, sale or other disposition of the Picture and may distribute, or withhold or withdraw the Picture from distribution at its sole discretion with respect to one or more territories or media. WDP may distribute the Picture with other pictures whether or not WDP has any interest in such other pictures.
B.  For all purposes under this Exhibit CB, allocations of Defined Receipts, costs, rights and other matters relating to the Picture and other motion pictures shall be allocated by WDP in its business judgment and in accordance with WDP's prevailing business practice.

C. With respect to trailers and shorts exhibited with the Picture outside of the U.S. and Canada, Defined Receipts shall be reduced by 3% for trailers and 5% for shorts.

D.  As between WDP and Lender, WDP owns all rights to the Picture and its Defined Receipts and Contingent Proceeds, including the right to encumber, transfer or dispose of them and Lender shall have no right, title or interest therein. Lender acknowledges that its sole right under this Exhibit is a contractual right to contingent compensation in the form of, and measured by, the Contingent Bonus Formula.

E.  WDP, its agents and assigns, in its and their business judgment, shall be entitled to distribute the Picture on a percentage basis or make flat sales, make and cancel contracts, adjust and settle disputes, and give allowances and rebates to distributors, licensees, exhibitors or other Persons whether or not any such entity is owned, operated or controlled by WDP, Affiliates or Related Parties.
F.  WDP shall have complete discretion in determining the extent, if any, to which it will audit or check payments or charges to WDP or assert claims with respect thereto.
G.  Lender acknowledges that WDP is part of a large, diversified international group of affiliated companies engaged in a variety of business activities. WDP has informed Lender that it frequently enters into business transactions with Affiliates and Related Parties, and Lender acknowledges and agrees that WDP is entitled (but is not obligated) to, and may, in its sole discretion, enter into agreements or other arrangements with Affiliates and Related Parties in connection with any or all rights relating to the Picture, including, without limitation, all exploitation rights and all subsidiary, ancillary or other rights relating thereto (the "Exploitation Rights"). Lender hereby acknowledges and agrees that WDP is under no obligation, express or implied, to offer the Exploitation Rights or any part thereof to unaffiliated or unrelated third parties, whether in lieu of or in addition to offering such rights to Affiliates and Related Parties, or to otherwise seek or secure any business arrangements with any unaffiliated or unrelated third parties with respect thereto. Without limiting the generality of any other provision of the Agreement, Lender hereby waives any right to make any claim or seek any relief, whether at law or in equity (specifically including injunctive relief), asserting the existence and/or breach of any such express or implied obligation.

In addition, Lender acknowledges and agrees that any agreement or other arrangement by WDP with an Affiliate or Related Party regarding the Exploitation Rights shall be conclusively presumed to be fair, reasonable and unobjectionable unless Lender shall establish that such agreement or other arrangement is on financial terms which, taken as a whole, are materially less favorable economically to WDP than the terms of Similar Transactions generally entered into by WDP with unaffiliated or unrelated third parties; or if there are no such unaffiliated or unrelated Similar Transactions, then by WDP with Affiliates or Related Parties (as applicable); or if there are no such Similar Transactions with Affiliates or Related Parties, then by Affiliates with any other Affiliate or Related Party (any such materially less favorable agreement or arrangement being hereinafter referred to as a "Less Favorable Arrangement"). For purposes hereof, the term "Similar Transactions" shall mean agreements or other arrangements relating to motion pictures similar to the Picture (including WDP or non-WDP Pictures) which involve rights which are comparable to the Exploitation Rights or any relevant partthereof. WDP and Lender agree that in any arbitration between them under Paragraph 3.1 above, concerning whether WDP has entered into a Less Favorable Arrangement, the arbitrator(s) shall select an independent national accounting firm with entertainment accounting expertise who shall be present with the arbitrator(s) during the arbitration proceedings, and, on the basis of the evidence presented (including any expert testimony presented by the parties and admitted into evidence), shall provide a written report to the arbitrator(s) solely on the issue of whether there was a Less Favorable Transaction; and the above referenced records and report shall be kept in strictest confidence by the accounting firm and disclosed only to the arbitrator(s) who shall have authority, subject to a protective order maintaining the confidentiality of the information to the fullest extent permitted by law, to disclose to the parties only those relevant portions of the report indispensable to the adjudication of the issue. If pursuant to Paragraph 3.1above, the arbitrator(s) conclude(s) that WDP has entered into a Less Favorable Arrangement with an Affiliate or Related Party, Lender's sole and exclusive remedy shall be the right to receive an adjustment on the next accounting statement when due, including any additional payments that may be required, pursuant to Paragraph 2.1 hereof, modified to the extent required to render such Less Favorable Arrangement not a Less Favorable Arrangement.

3.4. Sales of All Rights
A. If after completion and delivery of the Picture to WDP, WDP sells all its right, title and interest in the Picture (other than to an Affiliate or through merger or consolidation), Lender may elect that:
1.  The net sum received by WDP shall constitute Defined Receipts hereunder but further income of purchaser in connection with the Picture shall not be included in Defined Receipts, or,
2.  The net sum received by WDP shall not be included in Defined Receipts and all receipts and expenses (other than the purchase price paid to WDP) of the purchaser relating to the Picture shall be treated for purposes of accounting to Lender, as though they were receipts and expenses of WDP, provided that upon assumption by purchaser of such obligation, the sale shall be considered a novation and WDP shall thereafter have no obligation of any kind to Lender.
B. Lender's election shall be made within 7 days after WDP notifies Lender in writing that it proposes to make such sale and identifies the purchaser and purchase price. If WDP does not receive written notice of Lender's election within 7 days after issuance of WDP's notice, then WDP shall have the right, but not the obligation, to make such election on Lender's behalf.
3.5. Assignment by Lender

A.  Lender may assign Lender's right to receive its Contingent Bonus hereunder in whole or in part, at any time after the release of the Picture, subject to WDP's approval not to be unreasonably withheld and provided that such assignment does not subject WDP to any additional liability in connection with the assignment. However, in no event shall WDP be obligated to account to more than one Person. In any event, WDP's obligation to pay in accordance with any assignment, or designation of a disbursing agent, shall be conditioned on WDP's receipt of written notice thereof, in form satisfactory to WDP, and WDP's payment in accordance therewith shall satisfy WDP's payment obligations to Lender hereunder. Lender's right to examine WDP's books of account shall not be assignable without WDP's prior written consent and in any event shall be limited to one Person.

B.  WDP shall have the right of first refusal with respect to any proposed assignment of Lender's right to receive Contingent Bonus hereunder upon equivalent terms (to the extent economically matchable) offered to Lender by a bona fide third party. Lender shall notify WDP of the terms of any such proposed assignment and WDP shall have 7 business days within which to elect to accept such terms. Lender shall make no change in such terms which are adverse to Lender's interest without giving WDP the opportunity to accept such changed terms. If WDP does not elect to accept such terms, then Lender shall be free to accept the proposed terms of assignment from such bona fide third party provided that if such proposed assignment is not concluded within 30 days following the expiration of the 7 business day period referred to above, WDP's right of first refusal under this Paragraph 3.5.B shall revive and shall apply to each subsequent offer received by Lender. This Paragraph 3.5.B shall not apply to family gifts.

3.6. General Terms

A.  This Agreement is not for the benefit of any third party and shall not create a partnership, joint venture, agency, trust or fiduciary obligation between WDP and Lender or make Lender WDP's agent or create a relationship between WDP and Lender other than creditordebtor to the extent amounts are due hereunder.

B.  WDP may, in its business judgment, commingle Contingent Proceeds or Defined Receipts with any other funds.

C.  Nothing in this Exhibit CB or the Agreement shall give Lender the right to a lien on the Picture, the Contingent Proceeds or Defined Receipts.

D.  Lender shall not be entitled to interest or any other gain which may accrue as a result of WDP's obligation to pay Lender's Contingent Bonus (or part thereof) even in the event of a dispute between Lender and WDP concerning the interpretation of this Exhibit CB, non-payment hereunder or otherwise.

E.  Headings are for convenience only and are of no effect in construing the contents of this Agreement.

F.  Lender waives any right at law or equity to revoke, terminate, diminish or enjoin any rights granted or acquired by W.DP hereunder by reason of a claimed nonpayment of monies allegedly due and payable hereunder, it being agreed that Lender's sole remedy for any such alleged non-payment shall be limited to a claim for any such money that is due and payable hereunder.

END OF EXHIBIT CB

MUSIC PUBLISHING

1.
A royalty equal to fifteen percent (15%) of Music Publishing Contingent Proceeds ("MPCP") received by WDP from the exploitation of music publishing rights (i.e., mechanical reproduction, public performance, sheet music/folios and synchronization) to the original music and/or lyrics written specifically for and synchronized in the Picture as generally released (the "Music") shall be included in Defined Receipts.

2.
Music Publishing Defined Receipts ("MPDR") shall mean all monies actually received by WDP with respect to the Music excluding any advance, guarantee or minimum royalty payment received by WDP in connection with any subpublishing, collection, licensing or other agreement, unless such payment is specifically attributable to the Music.

3. MPCP shall mean MPDR less the following:

(a)	Royalties or other monies payable by WDP to the composer(s) and/or lyricist(s) of the Music.

(b)	All additional shares of MPDR payable by WDP to such composer(s), lyricist(s) and/or any other third party co-publishers, administrators or other participants.

(c)	Collection or other fees customarily and actually charged by The Harry Fox Agency, Inc., or any other collection agent. used by WDP.

(d)	Copyright registration fees and the costs of transcribing lead sheets.

(e)	All other administration and exploitation expenses incurred with respect to the Music including,

without limitation, the costs of producing demonstration records, advertising and promotion expenses, costs or amounts payable to third-party publishers, co-publishers, administrators, publishing participants, subpublishers, licensees, trustees or collection agents, attorneys' and accountants' fees directly related to the Music, and damages and expenses incurred by reason of infringement claims, but excluding rents, overhead, salaries and other similar general expenses.

4. If Lender is entitled to receive a direct royalty or other type of payment with respect to the Music, then no portion of MPCP will be included in Defined Receipts.

WALT DISNEY PICTURES

MUSIC PUBLISHING

SCHEDULE "A" TO EXHIBIT CB

1.	SOUNDTRACK RECORDS: In the event WDP receives any royalties in respect of the soundtrack album(s) ("Album") and/or other "phonorecords" (as that term is defined in the U.S. Copyright Act of 1976, 17
U.S.C. Sections101, et. seq.) derived from the soundtrack of the Picture ("Soundtrack Records"), then WDP agrees that such royalties will be computed as follows for inclusion in Defined Receipts:

1.1 If an Affiliate distributes Soundtrack Records, then the royalty included in Defined Receipts shall equal 2'/4% ("Royalty Rate") of the suggested retail list price (or the equivalent wholesale royalty) for net sales of the Album through normal retail channels in the United States ("USNRC Sales"). The Royalty Rate shall be otherwise defined, computed, reduced and accounted for on the same basis that the Affiliate customarily accounts to third party recipients including, without limitation, in respect of foreign sales, configurations variations, taxes, flat fee licensing, coupling, singles, free goods, packaging deductions, royalty base and all other reductions and deductions. Royalties hereunder shall only be included in Defined Receipts prospectively after the recoupment from the aggregate royalty payable (or accrued against advances or other charges) by WDP in respect of Soundtrack Records (including royalties payable to artists, producers, record companies, film personnel, music supervisors, musicians and the royalty payable pursuant to this Schedule B) of the following: (i) all recording costs of the master recordings embodied in Soundtrack Records; (ii) any re-recording costs of master recordings which are re-recorded for Soundtrack Records; and (iii) all costs of converting the master recordings in the Picture from motion picture recordings to phonograph record use (including, re-recording costs, reuse fees, editing, sweetening, etc.).

1.2 In the event that WDP receives its royalties from the exploitation of Soundtrack Records by a third party distributor, then the royalty to be included in Defined Receipts shall be the "Soundtrack Contingent Proceeds" (as defined below).

1.3. "Soundtrack Contingent Proceeds" shall mean all revenues received by WDP from the exploitation of Soundtrack Records, if any, as set forth in the applicable Soundtrack Records agreement after deduction of the following costs and third party royalties:

(a)  A sum equivalent to the actual dollar amount (including any fixed cash amounts, advances-and/or royalties) actually paid to all third party performers and/or participants with respect to the music/soundtrack contained in Soundtrack Records and/or the Picture, including without limitation, cash payments and/or royalties payable to artists, producers, record companies, film personnel, music supervisors and musicians.

(b)  A sum equivalent to all artwork costs for Soundtrack Records to the extent such artwork costs are paid by or charged to WDP, remixing and remastering costs, re-recording costs, reuse fees, license fees and similar costs attributable to the recording/production and/or licensing of the master recordings embodied on Soundtrack Records, except to the extent such costs are included in the negative cost of the Picture and to the extent such Soundtrack Records costs and fees have actually been incurred directly or indirectly by WDP.

(c)  Any legal fees or related expenses incurred by WDP for outside legal counsel engaged at WDP's election to: document and/or negotiate the applicable Soundtrack Records agreement; in protecting or defending WDP's rights, privileges and benefits with respect to Soundtrack Records and/or any master recordings recorded/acquired for the Picture and/or Soundtrack Records; and/or in connection with any dispute involving any release/distribution agreement pertaining to Soundtrack Records.

(d)  In the event the Soundtrack Records distributor pays WDP any nonreturnable advance against royalties, a reasonable reserve shall be applied towards (i) third party payments payable prior to the Soundtrack Record distributor's recoupment of such advance at the "net" artist rate; and (ii) unrecouped costs incurred by WDP in respect of any Soundtrack Records and/or in excess of the budgeted cost of the music for the Picture.

1.4. Notwithstanding the foregoing, no royalties shall be included hereunder for any so-called "storyteller" or "read-along" phonorecords or for any phonorecords embodied in other merchandise or for any audiovisual devices now known or hereafter devised.

1.5.            If Lender is entitled to receive a direct royalty or other type of payment with respect to

Soundtrack Records, then no royalties from Soundtrack Records will be included in Defined Receipts.

2. MERCHANDISING/PUBLISHING. With respect to items of merchandising (including interactive games and other products and services) and book publication (including children's storytelling recordings, as distinguished from soundtrack records, but excluding souvenir programs and similar publications) based on the Picture, then:

2.1 For items sold by a licensee of WDP, the royalties WDP receives from such licensee shall be included in Defined Receipts of the Picture after first deducting (i) a percentage deduction of: fifty percent (50%), inclusive of subdistributor fees, for items sold in the U.S.; sixty-five percent (65%), inclusive of subdistributor fees, for items sold outside the U.S.; and fifteen percent (15%) plus any subdistributor's fees for any book novel; and (ii) out-of-pocket costs and royalties to third parties; or

2.2 For items are sold by WDP at the wholesale or retail level, at WDP's discretion, either: (i) an amount equal to seven (7%) of the wholesale price of such items sold by WDP at the wholesale level (less a reasonable allowance for returns); or (ii) an amount equal to seven percent (7%) of fifty percent (50%) of the gross retail revenues of such items sold by WDP at the retail level (less a reasonable allowance for returns) shall be included in Defined Receipts of the Picture after first deducting (a) a percentage deduction of fifty percent (50%) for items sold in the U.S.; sixty-five percent (65%) for items sold outside the U.S.; and fifteen percent (15%) with respect to any book novel; and (b) out-of pocket costs and royalties to third parties.

2.3In no event shall any items of merchandise be treated as falling under both provisions 2.1 or 2.2 above.

2.4 If Lender is entitled to receive a direct royalty or other type of payment with respect to the exercise of merchandising and book publication rights, then no royalties therefrom will be included in Defined Receipts.

WALT DISNEY PICTURES

SOUNDTRACK RECORDS/MERCHANDISING/PUBLISHING

SCHEDULE "B" TO EXHIBIT CB
RIDER TO EXHIBIT "CB"

This Rider is attached to and made a part of Exhibit "CB" which is attached to the agreement ("Agreement") dated as of December 11, 2003 between WALT DISNEY PICTURES ("WDP") and PLATINUM STUDIOS LLC ("Owner") relating to the Picture identified therein.

1.  With respect to Paragraph A of the Contingent Bonus Formula (FIRST DEDUCTION), the following shall be added thereto as the last sentence thereof: "As to any medium or means of exploitation not currently in general use, the applicable Percentage Deduction applied shall be consistent with that customarily applied by WDP in general with respect to such respective medium and/or means of exploitation."

2.  With respect to Paragraph B. of the Contingent Bonus Formula (SECOND DEDUCTION), the following new sentences shall be added at the end thereof: "There shall be included in such 10% charge (and not separately deducted) the salaries and fees of any such advertising or marketing executives of WDP, but this is not to be construed as including other salaries or fees in said 10% charge, such as salaries of the publicist in charge of publicity for the Picture, and of regular employees of WDP rendering services in connection with field exploitation and salaries and fees of special publicists and advertising personnel. Also included in said 10% charge (and not separately deducted) are costs of utilities, local telephone, office copying, duplicating machines and other institutional costs at the office of WDP's theatrical film distributors."

3.  With respect to Paragraph 1.1 .A.2. (DEFINITIONS, DEFINED RECEIPTS), Subdistributors hereunder shall be deemed to include WDP sales agents (if any).

4.  With respect to Paragraph 1.1.A.5. (DEFINITIONS, DEFINED RECEIPTS), the words "excluding costs of WDP in-house counsel in connection with such copyright infringement claims" shall be inserted immediately after the word "costs" but within the parenthetical; and the words "unfair competition, trademark, and/or patent infringement and/or defamation claims" shall be inserted immediately after the word "infringers."

5.  With respect to Paragraph 1.1 .A.8. (DEFINITIONS, DEFINED RECEIPTS), the words "and other receipts" shall be inserted immediately after the word "Royalties" in the first line.

6.  With respect to Paragraph 1.1 .A. (DEFINITIONS, DEFINED RECEIPTS), the following are added as new Paragraphs 9. and 10. thereof: "9. Receipts from the distribution of trailers for the Picture; and 10. Receipts allocable to the Picture as received from the Copyright Tribunal, payable pursuant to Section III of the 1976 U.S. Copyright Act. There will be no Percentage Deduction applied to the receipts under this subparagraph 10."

7.  With respect to Paragraph 1.1.B.3. (DEFINITIONS, DEFINED RECEIPTS EXCLUSIONS), after the word "WDP" in the seventh line, the words "for any purpose" shall be inserted; and the following shall be added at the end of the Paragraph, "or unless freely remittable to the U.S. in U.S. dollars. There shall be no unreasonable delay with respect to the conversion and remittance of foreign receipts hereunder."

8.  With respect to Paragraph 1.1.B.5. (DEFINITIONS, DEFINED RECEIPTS EXCLUSIONS), the words "any charitable screening" shall be inserted immediately after the word "from" in the first line.
9.  With respect to Paragraph 1.1.B.7. (DEFINITIONS, DEFINED RECEIPTS EXCLUSIONS), the words "or such other major items" shall be inserted immediately after the word "cars" in the fifth line.

10.  With respect to Paragraph 1.3.A. (DEFINITIONS, DISTRIBUTION COSTS), the following is inserted immediately after the word "Subdistributor" in the third line: "solely to the extent WDP bears or otherwise accepts such Subdistributors costs and/or expenses."

11.  With respect to Paragraph 1.3.A.1. (DEFINITIONS, DISTRIBUTION COSTS, AD AND PUBLICITY COSTS), the words "and reasonably," shall be inserted immediately after the word "appropriately" in the eleventh line.

12.  With respect to Paragraph 1.3.A.1. (DEFINITIONS, DISTRIBUTION COSTS, AD AND PUBLICITY COSTS), the words "related to the Picture" shall be inserted immediately after the word "costs" in the twentieth line.

13.  With respect to Paragraph 1.3.A.3 (DEFINITIONS, DISTRIBUTION COSTS, CHECKING), the following shall be added thereto: "provided such checking costs shall not exceed one percent (I%) of the worldwide Defined Receipts of the Picture."

14.  With respect to Paragraph 1 .3.A.4. (DEFINITIONS, DISTRIBUTION COSTS, CLAIMS), the word "reasonable shall be inserted immediately after the word "and" in the first line.

15.  With respect to Paragraph 1 .3,A.4. (DEFINITIONS, DISTRIBUTION COSTS, CLAIMS), the following shall be added thereto: "Any and all amounts deducted pursuant to this Paragraph 1 .3.A.4. must be reasonably allocated to the Picture. Additionally, there shall be no deduction for costs respecting any defense, settlement or judgment of anti-trust claims and no deduction for attorney fees with respect to any litigation matter between WDP and Owner that results in a final judgment on the merits in Owner's favor."

16.  With respect to Paragraph 1 .3.A.5. (DEFINITIONS, DISTRIBUTION COSTS, COLLECTIONS), the word "outside" shall be inserted immediately after the word "including" in the first line and also immediately after the word "and" in the second line.

17.  With respect to Paragraph 1 .3.A.5. (DEFINITIONS, DISTRIBUTION COSTS, COLLECTIONS), the following shall be added as the last sentence thereof: "The foregoing charges shall not be deemed to limit WDP's right to charge in-house legal production services as a Cost of Production."

18.  With respect to Paragraph 1 .3.A.9. (DEFINITIONS, DISTRIBUTION COSTS, INSURANCE), the following sentence is added at the end thereof: "Any net insurance recovery for an item included in the Cost of Production, or as an item of Distribution Costs (as applicable) shall be applied to reduce the Cost of Production under Paragraph 1.5. or the Distribution Costs under Paragraph 1.3., as applicable. In the event WDP elects to self-insure and charges a premium as part of the Cost of Production, then upon the occurrence of an insurable event, WDP shall within a reasonable time reduce the Cost of Production of the Picture by an amount equal to an amount an insurance company charging a like premium would have paid to WDP with respect to such insurable event."

19.           With respect to Paragraph 1.3.A.9. (DEFINITIONS, DISTRIBUTION COSTS,

INSURANCE), the following is added at the end thereof: "WDP agrees not to deduct as a distribution cost any reserve against a loss for which WDP has elected to self insure and has charged a self insurance premium equivalent as a distribution cost hereunder."
20.  With respect to Paragraph 1.3.A. 10. (DEFINITIONS, DISTRIBUTION COSTS, TRADE DUES), the following sentence is added to the end of this paragraph: "Notwithstanding the foregoing, Defined Receipts shall not be reduced by more than: (1) $250,000 in the aggregate for domestic trade association fees payable by WDP to the M.P.A.A., A.M.P.T.P. and/or any similarly constituted or substitute person or successor organization to which WDP may now or hereafter belong on account of receipts or proceeds from the distribution of the Picture; and (2) $250,000 in the aggregate for foreign trade association fees payable by WDP to the M.P.E.A. and/or any successor organization to which WDP may now or hereafter belong on account of receipts or proceeds from the distribution of the Picture."

21.  With respect to Paragraph 1.3.A.12. (DEFINITIONS, DISTRIBUTION COSTS, PRINTS), the following shall be added as the last sentences thereof: "Such costs shall not include the costs for the mastering, artwork or duplication of Video Devices of the Picture for commercial distribution. Also, the allocable and proportional share of any lab rebates for print costs (to the extent related to the Picture) shall be credited to lab print costs for the Picture, but Owner shall have no audit rights with respect to any such rebates."

22.  With respect to Paragraph 1.3.A.13. (DEFINITIONS, DISTRIBUTION COSTS, TAXES), (a) the words "(appropriately allocated)" shall be inserted immediately after the word "nature" in the first line; and (b) the following shall be added as the last sentences thereof: "In the event of any tax refunds and/or in the event of any interest adjustment, Distribution Costs shall be credited (without any Percentage Deduction taken) with respect thereto. The words 'corporate income taxes' appearing herein shall mean taxes based on net income, so-called excess profits, and to the extent such are in the nature of taxes based on net income or so-called excess profit taxes -- franchise and corporation income taxes. Also to the extent any such taxes paid by WDP are deducted and subsequently refunded, an appropriate retroactive adjustment in Distribution Costs shall be made."

23.  With respect to Paragraph 1.4 (DEFINITIONS, OTHER CONTINGENT AMOUNTS), the words "a financier which only provides financing for the Picture and does not provide producing or other services (e.g., Silver Screen Partners or other similar financiers) or" shall be inserted immediately prior to the word "Owner" in the sixth line.

24.  With respect to Paragraph 1.4. (DEFINITIONS, OTHER CONTINGENT AMOUNTS), the following shall be added thereto as the last sentence: "Notwithstanding anything to the contrary hereinabove, Contingent Proceeds participations to others shall not be deducted in computing Owner's Contingent Bonus; provided, however, the foregoing shall not be deemed a limitation of WDP's right to reduce Owner (if Owner's Contingent Bonus is reducible), it being further provided that if Owner's Contingent Bonus is reducible by third party participations under the Agreement to which this Exhibit is attached, such third party participations which are used to reduce Owner's Contingent Bonus shall not also be deductible hereunder (i.e. no double reduction/deduction).

25.  With respect to Paragraph 1.5. (DEFINITIONS, COST OF PRODUCTION), the words "(but not contingent bonuses or contingent proceeds deferments)" shall be inserted immediately after the word "Receipts" in the seventeenth line.

26.  With respect to Paragraph 1.5. (DEFINITIONS, COST OF PRODUCTION), the following is added thereto: "No item of cost of production will be again charged as a distribution cost, or vice versa."

27.  With respect to Paragraph 1.5. (DEFINITIONS, COST OF PRODUCTION), the figure of "$300,000" in the twenty-fifth line thereof is deleted therefrom and the figure "$400,000" is substituted therefore. and the following words shall be added after the word
"writing" in the thirty-fourth line thereof: "and losses to WDPc reimbursed by net insurance recoveries."

28.  With respect to Paragraph 1 .6.H. 1. (DEFINITIONS, MISCELLANEOUS DEFINITIONS, TERRITORY), the following words shall be added thereto: "and all transportation companies, armed services or institutions flying the flag of the U.S."

29.  With respect to Paragraph 1 .6.H.6. (DEFINITIONS, MISCELLANEOUS DEFINITIONS, TERRITORY), the words "such exhibitions shall occur" in the second and third lines shall be deleted and the words "agreements relating to such exhibition are entered into" shall be inserted in place thereof.

30.  With respect to Paragraph 2.1. (ACCOUNTING, STATEMENTS), (a) solely in the event Owner is receiving Contingent Bonus payments hereunder within the first two years, then (i) the word "three" shall replace the word "two" in the third line; (ii) the word "year" shall be inserted immediately after the word "next" in the seventh line; (iii) the words "two years" shall be deleted therefrom; and (iv) and (b) "$500,000" shall be changed to "$750,000" in the sixteenth line.

31.  With respect to Paragraph 2.1. (ACCOUNTING, STATEMENTS), the following is added immediately before the last sentence thereof: "but the foregoing shall not limit Owner's right to request a statement as provided in the first sentence of this paragraph 2.1." And the following is added to the last sentence thereof: "and if the Picture is broadcast on prime time network television in the U.S. or exhibited on a premium pay TV service or The Disney Channel or similar pay cable stations in the first free TV window, in the U.S., WDP shall account therefor by issuing a quarterly statement for one year starting on the accounting period within which the Picture has been so exhibited, accompanied by payment of the amount, if any, shown thereby to be due Owner."

32.  With respect to Paragraph 2.2. (ACCOUNTING, INCONTESTABILITY), the number "36" shall be substituted for the numeral "24" in each place therein; the word "issued" shall be deleted from the fifth line thereof and the word "received" substituted therefor; and the numeral "12" shall be substituted for the numeral "6" in the tenth line thereof.

33.  With respect to Paragraph 2.2. (ACCOUNTING, INCONTESTABILITY), the following shall be inserted immediately after the word "objection" in the eleventh line: "or if commenced in 6 months after completion of audit, if such audit is commenced prior to, but completed on a timely basis after said 36-month period."

34.  With respect to Paragraph 2.2. (ACCOUNTING, INCONTESTABILITY) the following sentence shall be inserted immediately after the sentence ending with the word "first" in the thirteenth line: "The foregoing period within which Owner may raise objections shall recommence, but only with respect to certain transactions or items included in previous statements that have been thereafter revised and/or corrected."

35.  With respect to Paragraph 2.3. (ACCOUNTING, BOOKS), the word "national" is deleted from the seventh line.

36.            With respect to Paragraph 2.3. (ACCOUNTING, BOOKS), the word "issuance" is deleted from the fifth line and the word "delivery" is substituted therefor, and the following sentence shall be inserted immediately after the word "withheld" in the ninth line: "The big five' accounting firms excluding Price Waterhouse Coopers are pre-approved by WDP subject to any conflict of interest that may exist or arise. Laventhol & Horwath or any successor-in-interest or any of its present or former principals or employees shall be deemed not approved by WDP so long as they are representing Silver Screen Partners as auditors and/or if they previously represented Silver Screen as auditors on any WDP picture. In addition, any auditor(s) that represents Touchwood Pacific Partners I and/or Interscope Communications Inc./Nomura,
Babcock and Brown Unit One Film Partners and/or any other financier of the Picture and/or any other WDP picture shall be deemed not approved by WDP."

37.  With respect to Paragraph 2.4. (ACCOUNTING, WITHHOLDINGS), the following shall be added at the end thereof: "Any moneys so recovered by Owner resulting from such claims or prosecutions shall be retained by Owner unless WDP has a prior existing claim or lien, provided however that nothing herein shall be deemed a waiver of either party's rights or remedies in law or equity.

38.  With respect to Paragraph 2.6. (ACCOUNTING, RESERVES), the following shall be added thereto: "In any event, WDP shall liquidate any such reserves within 12 months after establishing the same unless there is any claim and/or litigation pending, in which case WDP may continue to maintain such reserves".

39.  With respect to Paragraph 3.3.A. (MISCELLANEOUS, CONTROL OF EXPLOITATIONAND MARKETING) the following shall be added after the word "Owner" in the first line: "subject to Owner's consultation rights, if any, in connection therewith as more fully set forth in this Agreement,"

40.  With respect to Paragraph 3.3.A. (MISCELLANEOUS, CONTROL OF EXPLOITATION AND MARKETING), the following shall be added following the last sentence thereof: "subject to, and except as provided to the contrary in the Agreement to which this Rider is attached. Notwithstanding the foregoing, there shall be no sub-distribution of the Picture in the U.S. or Canada unless WDP customarily uses sub-distributors for distribution in the U.S. and/or Canada and at that time with respect to substantially all other motion pictures during the same calendar year."

41.  With respect to Paragraph 3.3.B. (ADDITIONAL TERMS, CONTROL OF EXPLOITATION AND MARKETING), the words "good faith" shall be inserted immediately after the word "business" in the fourth line.

42.  With respect to Paragraph 3.3.C. (ADDITIONAL TERMS, CONTROL OF EXPLOITATION AND MARKETING), the words "trailers and" are deleted from the first line, and the words "for trailers and 5% " are deleted from the third line thereof.

43.  With respect to Paragraph 3.4.A.1. (ADDITIONAL TERMS, SALES OF ALL RIGHTS), the word "sum" in the first line shall be changed to "sum(s)."

44.  With respect to Paragraph 3.4.A.2. (ADDITIONAL TERMS, SALES OF ALL RIGHTS), the following shall be inserted immediately after the word "assumption" in the eighth line: "in writing and subject to full performance."

45.  With respect to Paragraph 3.4.B. (ADDITIONAL TERMS, SALES OF ALL RIGHTS), the words "14 business days" shall be substituted for the words "7 days" in the each place therein. In addition, the words "and other material terms" shall be inserted immediately after the word "price" in the fourth line.

46.  With respect to Paragraph 3.5.A (MISCELLANEOUS, ASSIGNMENT BY OWNER), the words "completion of services" shall be inserted immediately after the word "after" in the third line; and the words "the release of the Picture" in the third line shall be deleted.
47.  With respect to Paragraph 3.5.A. (ADDITIONAL TERMS, ASSIGNMENT BY OWNER), the following shall be added after the word "Picture" in the third line: "or to Artist's loan-out company or other closely held corporation and vice-versa; provided that, and subject to,all parties signing WDP's customary (i) Notice of Irrevocable Authority and (ii) Acknowledgment of Notice of Irrevocable Authority."

48.  With respect to Paragraph 3.5.B. (ADDITIONAL TERMS, ASSIGNMENT BY OWNER), the word "material" shall be inserted before the word "change" in the eighth line thereof, and the following words shall be added to the last sentence thereof: "or a transfer to any corporation or entity wholly owned or controlled by Owner."